AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 31, 2000
                                REGISTRATION NO.

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                      ------------------------------------
                                    FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------

                        WORLDWIDE WIRELESS NETWORKS, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

           NEVADA                     7389                 88-0286466
 (STATE OF INCORPORATION)      (PRIMARY STANDARD         (I.R.S. EMPLOYER
                           INDUSTRIAL CLASSIFICATION   IDENTIFICATION NUMBER)
                                 CODE NUMBER)


                      770 THE CITY DRIVE SOUTH, SUITE 3700
                            ORANGE, CALIFORNIA 92868
                                 (714) 937-5500
          (Address and Telephone Number of Principal Executive Offices
                        and Principal Place of Business)

                      ------------------------------------
                            MICHAEL J. MORRISON, ESQ.
                         1495 RIDGEVIEW DRIVE, SUITE 220
                                 RENO, NV 89509
                                 (775) 827-6300
            (Name, Address and Telephone Number of Agent for Service)
                      ------------------------------------

                          FELDHAKE, AUGUST & ROQUEMORE
                           NEWPORT GATEWAY , TOWER II
                        19900 MACARTHUR BLVD., SUITE 850
                         NEWPORT BEACH, CALIFORNIA 92612
                                 (949) 553-5000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. / /

CALCULATION  OF  REGISTRATION  FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED      AMOUNT       PRICE PER SHARE
                                                         TO BE
                                                      REGISTERED
Common Stock, par value $0.01 per share (1)          9,814,535 (1)  $       2.375 (2)
Common Stock, par value $0.01 per share (3)            225,000 (3)  $       2.375 (2)
Common Stock, par value $0.01 per share (4)            930,526 (4)  $       2.375 (2)

(1)   Shares  registered  hereunder  were  issued  by  the  Registrant  in  a private offering  made  pursuant  to  Rule  506  under  Regulation  D  pursuant  to the
      Securities Act of  933  (the  "Securities  Act").

(2)   Closing  price  on  July 31, 2000, pursuant to Rule 457(c) under the Securities
      Act.


(3)   Shares  registered  hereunder  will  become  issuable  upon  the  exercise of warrants issued by  the  Registrant in a private offering made pursuant to Rule
      506 under Regulation  D  pursuant  to the Securities Act.  The warrants have an exercise price  calculated based  upon  the  market  price  of our common stock at such time.

(4)   Shares  registered  hereunder  will  become  issuable  upon  the  conversion of convertible debentures issued by  the Registrant in a private offering pursuant to Rule  506  of  Regulation D pursuant to the Securities Act.  The convertible debentures  have  a  conversion price which is calculated based upon the market price of our common stock  at  such  time.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

----------------

SUBJECT  TO  COMPLETION,  PRELIMINARY  PROSPECTUS  DATED  JULY  31,  2000

PROSPECTUS

10,970,061  shares  of  Common  Stock

WORLDWIDE  WIRELESS  NETWORKS,  INC.

The  information  in  this  Prospectus  is  not complete and may be changed. The
Selling Stockholders may not sell the Common Stock until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell the Common Stock and it is not soliciting an offer to buy the Common Stock in any state where the offer or sale is not permitted.

The Selling Stockholders listed on page 29 of this Prospectus (the "Selling Stockholders") are offering and selling up to 10,970,061 shares of Common Stock. All proceeds from the sale of Common Stock under this Prospectus will go to the Selling Stockholders. We will not receive any proceeds from the sale of such Common Stock. Of the 10,970,061 shares offered, 225,000 shares are issuable upon the exercise of certain warrants. The exercise price under the warrants varies depending upon the market price of our common stock; if all of these warrants were exercised as of July 31, 2000, we would receive up to $534,375 in gross proceeds. All proceeds that we receive, if any, will be used for working capital and general corporate purposes.

The Selling Stockholders will pay all brokerage commissions and discounts attributable to the sale of the shares plus fees and expenses relating to the registration of their shares. We are responsible for all other costs, expenses and fees incurred in registering the shares offered by this Prospectus, which are estimated to be $25,000.

Our Common Stock is traded under the symbol "WWWN" on the OTC Bulletin Board. The last reported sale price on the OTC Bulletin Board for our Common Stock on July 31, 2000, was $2.375 per share.

INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

The  date  of  this  Prospectus  is  July  31,  2000

WHERE  YOU  CAN  FIND  MORE  INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference room at the following locations:

 -  Main  Public  Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549

 - Regional Public Reference Room, 75 Park Place, 14th Floor, New York, New York 10007

 - Regional Public Reference Room, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511

You may obtain information on the operation of the SEC's public reference rooms by calling the SEC at (800) SEC-0330.

We are required to file these documents with the SEC electronically. You can access the electronic versions of these filings on the Internet at the SEC's web site, located at http://www.sec.gov.

We have included this Prospectus in our registration statement that we filed with the SEC (the "Registration Statement"). The Registration Statement provides additional information that we are not required to include in the Prospectus. You can receive a copy of the entire Registration Statement as described above. Although this Prospectus describes the material terms of certain contracts, agreements and other documents filed as exhibits to the Registration Statement, you should read the exhibits for a more complete description of the document or matter involved.

                                TABLE OF CONTENTS


                                                                PAGE
                                                                ----

PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . . . . . .   6
RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . .   8
USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . .  14
DETERMINATION OF OFFERING PRICE. . . . . . . . . . . . . . . .  15
SELLING STOCKHOLDERS . . . . . . . . . . . . . . . . . . . . .  15
PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . .  17
LEGAL PROCEEDINGS. . . . . . . . . . . . . . . . . . . . . . .  18
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT  21
DESCRIPTION OF SECURITIES. . . . . . . . . . . . . . . . . . .  23
EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
               AND RESULTS OF OPERATIONS. . . . . . . . . . .   38
PROPERTY . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS . . . . . . . .  38
MARKET PRICE OF THE REGISTRANT'S COMMON EQUITY
               AND RELATED STOCKHOLDER MATTERS. . . . . . . .   39
EXECUTIVE COMPENSATION . . . . . . . . . . . . . . . . . . . .  40
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS. . . . . . . . .  41
INDEMNIFICATION OF DIRECTORS AND OFFICERS. . . . . . . . . . .  41
RECENT SALES OF UNREGISTERED SECURITIES. . . . . . . . . . . .  42
INDEX TO FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . .  44
INDEX TO AND DESCRIPTION OF EXHIBITS . . . . . . . . . . . . .  62

PROSPECTUS  SUMMARY

AS USED IN THIS PROSPECTUS, UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERMS "WE," "US" OR "THE COMPANY" MEAN WORLDWIDE WIRELESS NETWORKS, INC. D/B/A GLOBAL PACIFIC INTERNET IN THE STATE OF CALIFORNIA, AND ITS SUBSIDIARIES. THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS AND IS NOT COMPLETE AND MAY NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN THE COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY

THE  COMPANY

Worldwide Wireless Networks, Inc. was incorporated in the state of Nevada on June 10, 1992 as Second Investors Group, Inc. On June 19, 1998 Second Investors effected a name change to Progressive Environmental Recovery Corporation. On March 5, 1999 Progressive Environmental changed its name to Worldwide Wireless Networks, Inc. We were organized as a "blank check" company and our purpose was to seek out investment opportunities in emerging companies but we remained inactive until our reverse merger with Pacific Link Internet, Inc. ("Pacific Link") in April of 1999. (See: "Management's Discussion and Analysis - Reverse Merger Treatment.")

As a result of the reverse merger we acquired the business assets of Pacific Link, a California corporation doing business as Global Pacific Internet. Pacific Link operated wireless network systems for customers in the Orange County, California area. Pursuant to the merger agreement, we issued 7,000,000 common shares of WWWN in exchange for 583,000 common shares held by Pacific Link shareholders, which represented all of that company's outstanding shares. The directors and officers of Worldwide Wireless resigned and the management of Pacific Link filled the vacancies. The former shareholders of Pacific Link obtained 62.5% of the total voting power of WWWN at that time.

Due to a conflict with corporate names in California, Worldwide Wireless is doing business as "Global Pacific Internet" in California. We are a networking solutions company which specializes in high speed Internet access using our own wireless network. Other products we provide include direct service links which are connections of a customer's computer network to the Internet via our wireless network, and/or frame relays, which is a wired connection from a customer's computer to a router which sends the data to the desired end connection. We also provide web hosting and network consulting. We serve all sizes of commercial business and the home office market.

We have a short operating history, and have experienced significant operating losses in that time, primarily due to continued investments we have made in an effort to expand our existing network. We have entered into several private placements of debt and equity securities in order to obtain expansion capital, including the transactions described elsewhere in this Prospectus, and we will continue to require additional funds to implement our national and international expansion plans until such time as our revenues generated from internal operations are sufficient to cover all of our capital requirements. Until then, we may be forced to continue to raise funds through the sale of debt and/or equity instruments, which may be highly dilutive to our existing shareholders. If we are unable to access this capital, then the Company will be unable to continue its expansion as planned, and could remain essentially an Orange County, California network. Management has developed a cost reduction plan which could be implemented in such an event, and this plan would allow the Company to operate profitably, but with no meaningful expansion or growth.

Large scale commercial operations began in April 1999 and, as of June 30, 2000, we provided high-speed wireless services to approximately 338 commercial customers. Our high-speed wireless network currently serves approximately 85% of the Orange County, California area and, on December 31, 1999, we initiated operations in Los Angeles County, California, as well. We deliver DSL (Digital Subscriber Line) and 100 Mbps wireless services to our customers, which are high speed Internet access options. We opened a co-location facility providing central office services to 12 customers as of June 30, 2000. To facilitate our market expansion we hired a direct sales force with support and management teams.

We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 770 The City Drive South, Suite 3700, Orange, California 92868 and our telephone number is (714) 937-5500.

THE  OFFERING

Common Stock offered by the Selling Stockholders          10,970,061 shares

Common  Stock  outstanding                                12,888,947 shares(1)

Use of proceeds. We will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders. We may, however, receive proceeds from the exercise of certain warrants should the holders of such warrants choose to exercise them (which is solely in such holders' discretion).

Risk factors. An investment in the Common Stock offered hereby involves a great deal of risk. See "Risk Factors."

OTC  Bulletin  Board  symbol                              "WWWN"

(1) Based on information as of July 27, 2000. Does not include (i) 624,150 shares of Common Stock reserved for issuance upon exercise of options granted under our 1999 Stock Option Plan; (ii) 625,000 shares of Common Stock issuable upon exercise of outstanding warrants, including the warrants exercisable for up to 225,000 shares of Common Stock which are included in this registration statement; and (iii) shares of Commons Stock issuable upon exercise of convertible debentures. EXCEPT AS OTHERWISE INDICATED, ALL REFERENCES IN THIS PROSPECTUS TO THE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING DO NOT INCLUDE THE FOREGOING SHARES.

RISK  FACTORS

AN INVESTMENT IN OUR COMMON STOCK IS HIGHLY SPECULATIVE, INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY THOSE PERSONS WHO ARE ABLE TO AFFORD A LOSS OF THEIR ENTIRE INVESTMENT. IN EVALUATING OUR BUSINESS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS.

RISKS  RELATING  TO  OUR  FINANCIAL  CONDITION

OUR ABILITY TO EXERCISE OUR BUSINESS PLAN AND THE LIQUIDATION OR SETTLEMENT VALUE OF OUR ASSETS AND LIABILITIES COULD BE SIGNIFICANTLY IMPACTED IF WE ARE UNABLE TO RAISE ADDITIONAL FINANCING OR RESOLVE OUR OUTSTANDING LIABILITIES.

At  March 31, 2000, and December 31, 1999, we had cash of $115,354 and $136,311, respectively, and a working capital deficit of $214,252 on December 31, 1999. We continue to generate negative cash losses from operations. Subsequent to June 30, 2000, we obtained an equity line of credit of $20,000,000 from one of the Selling Stockholders at an interest rate of 8% per annum, and raised another $1,000,000 from the sale of convertible debentures carrying an interest rate of 7% per annum.

We will need additional financing to continue our operations manage our outstanding indebtedness and execute our business plan.

WE HAVE A HISTORY OF LOSSES, A SIGNIFICANT WORKING DEFICIT AND EXPECT THAT LOSSES WILL CONTINUE IN THE FUTURE

At March 31, 2000 our accumulated deficit was $2,569,457, our deficit in stockholders' equity was $103,913 and on December 31, 2000, our working capital deficit was $214,252. For the three months ended March 31, 2000 we incurred a net loss of $534,547 but for the fiscal years ended December 31, 1999 and 1998, we incurred net losses of $1,526,071 and $297,338, respectively. We have incurred a net loss in each year of our existence and have financed our operations primarily through sales of equity and debt securities. The independent auditors' report on our financial statements for the year ended December 31, 1999 states that our recurring losses from operations and significant net working capital deficiency raise substantial doubt about our ability to continue as a going concern. We expect to incur net losses for the foreseeable future. We may never achieve or sustain significant revenues or profitability on a quarterly or annual basis in the future.

WE  MAY  BE  UNABLE  TO OBTAIN THE FINANCING WE NEED TO CONTINUE OUR OPERATIONS

We have experienced significant cash flow difficulties during the last several years, particularly in our efforts to expand. Our ability to implement our business strategy of national and international network expansion is contingent upon our ability to obtain additional financing. We are presently negotiating with potential financing sources in an attempt to raise additional debt or equity capital, but we may not be able to do so in sufficient amounts, or under terms which are favorable to us. We have no commitments, agreements or understandings regarding additional financing.

RISKS  RELATING  TO  OUR  BUSINESS

WE EXPECT TO ENTER INTO FUTURE AGREEMENTS, WHICH RESULT IN SIGNIFICANT DILUTION OR SUBSTANTIAL INDEBTEDNESS, WITHOUT STOCKHOLDER APPROVAL. STOCKHOLDERS MAY BE UNABLE TO REVIEW ANY POTENTIAL AGREEMENTS BEFORE THEY ARE SIGNED

In all likelihood, stockholders will be unable to review the terms of or vote on any potential relationships in which we may enter. Consequently, stockholders are dependent upon the Board of Directors' judgment with respect to any such transactions. These transactions, if realized, may involve the issuance of a significant number of additional equity securities which could cause significant dilution or the incurrence, assumption or issuance by us of substantial indebtedness and the undertaking by us of material obligations including, among other things, long-term employment, consulting or management agreements.

WE HAVE A SHORT OPERATING HISTORY AND, ACCORDINGLY, OUR HISTORICAL FINANCIAL RESULTS WILL NOT REFLECT OUR FUTURE RESULTS OF OPERATIONS AND OUR KEY PERSONNEL MAY LACK THE EXPERTISE TO MANAGE THE EXPECTED GROWTH

We have a short operating history and have experienced significant operating losses in that time, primarily due to continued investments we have made in an effort to expand our existing network. We believe that comparisons of our current and future operating results to pre-2000 operating results are not meaningful and should not be relied upon as indicative of future performance. In addition, our business will require new financial and management controls, reporting systems and procedures. Our key personnel may be unable to implement such controls, systems and procedures and if they are unsuccessful our results of operations could be materially adversely affected.

BECAUSE OUR BUSINESS MODEL IS UNPROVEN, WE CANNOT ASSURE YOU THAT OUR REVENUE WILL GROW OR THAT WE WILL BECOME PROFITABLE

Our business model depends upon our ability to develop and market technologies and products which allow our customers to integrate Internet and traditional sales channels. The potential profitability of this business model is unproven. Alternatively, we may be forced by competitive pressures, industry consolidation or otherwise, to change our business model. Our business model may not be successful and we may not sustain revenue growth or achieve or sustain profitability.

OUR EQUITY AND DEBT FUNDING SOURCES MAY BE INADEQUATE TO FINANCE FUTURE ACQUISITIONS

The acquisition of complementary businesses and products is an element of our business strategy. Our ability to engage in acquisition activity depends on our ability to obtain debt or equity financing, neither of which may be available or, if available, may not be on terms acceptable to us. Our inability to obtain such financing would have a material adverse effect on our acquisition strategy.

Both debt and equity financing involve certain risks. Debt financing may require us to pay significant amounts of interest and principal payments, reducing the resources available to us to expand our existing businesses. Certain types of equity financing may be dilutive to our stockholders' interest in our assets and earnings.

WE MAY FACE CLAIMS FOR ACTIVITIES OF OUR CLIENTS USING OUR PRODUCTS AND SERVICES WHICH COULD HARM OUR BUSINESS

Some of our products and services may involve the transmission of information over the Internet. Our products or services could be used to transmit harmful applications, negative messages, unauthorized reproduction of copyrighted material, inaccurate data or computer viruses to end users. Any transmission of this kind could damage our reputation or give rise to legal claims against us. We could spend a significant amount of time and money defending these legal claims.

In addition, our clients may not comply with federal, state and local laws when promoting their products and services. We cannot predict whether our role in facilitating these marketing activities would expose us to liability under current or future laws. Any claims made against us could be costly and time-consuming to defend, even if we ultimately prevail in, or are dismissed from, such cases. If we are exposed to this kind of liability, we could be required to pay substantial fines or penalties, redesign our business methods, discontinue some of our services or otherwise expend resources to avoid liability.

WE  MUST  ADAPT  TO  RAPID  TECHNOLOGICAL  CHANGES  IN  OUR  INDUSTRY

Our market is characterized by rapidly changing technologies, frequent new product and service introductions, short development cycles and evolving industry standards. The recent growth of the Internet and intense competition in our industry exacerbate these market characteristics. Our future success will depend on our ability to adapt to rapidly changing technologies by maintaining and improving the performance features and reliability of our services. We may experience technical difficulties that could delay or prevent the successful development, introduction or marketing of new products and services. In addition, any new enhancements to our products and services must meet the requirements of our current and prospective users. We could incur substantial costs to modify our services of infrastructure to adapt to rapid technological change.

WE  DEPEND  ON  THE  DEVELOPMENT  OF  THE  INTERNET  INFRASTRUCTURE

A number of factors may inhibit Internet usage, including inadequate network infrastructure, security concerns, inconsistent quality of services, and lack of availability of cost-effective, high-speed service. If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth and its performance and reliability may decline. In addition, a number of Web-based businesses have experienced interruptions in their services as a result of outages and other delays occurring throughout the Internet. If outages or delays occur frequently in the future, Internet usage, and the usage of our products and services could grow more slowly or decline, and this could have an adverse effect on our business.

WE  MAY  DEPEND  ON  THE  ACCEPTANCE  OF  ONLINE  PROMOTIONAL  PROGRAMS

Our success may also depend on the continued growth and acceptance of online promotional programs. Although loyalty and promotional programs have been used extensively in conventional marketing and sales channels, they have only recently begun to be used online. Our success may depend on our ability to attract and retain members, advertisers, partners and promotional providers. Our ability to attract and retain members will depend on our marketing efforts and on the quality of each member's experience, including the number and relevance of the direct marketing offers we provide and the perceived value of the incentives we offer. Our ability to generate significant revenue from advertisers and partners will depend on our ability to differentiate ourselves through the technology and services we. The attractiveness of our program to current and potential customers, and partners, depends in large part on the attractiveness of the incentive opportunities that we offer. To the extent that any online promotional program we may use does not achieve market acceptance among customers, partners and incentives providers, our business would be materially and adversely affected.

WE  FACE  EXTENSIVE  COMPETITION

We intend to focus on developing, operating, and entering into strategic relationships with third parties to implement our business plan to provide promotional and other direct marketing services utilizing telephony, the Internet and wireless communication technologies. To accomplish our strategy, we must raise additional capital. If we are able to raise additional capital necessary to achieve our objectives, we will be competing with others desiring to invest in identical opportunities and many of these competitors will have longer operating histories, greater name recognition, larger client bases and significantly greater financial, technical and marketing resources than us.

Additionally, the opportunities that we are pursuing are in the promotion services market, which market, especially as it relates to the Internet, is intensely competitive. We expect competition in this market to continue to intensify as a result of increasing market size, greater visibility of the market opportunity for Internet promotion services and minimal barriers to entry. Industry consolidation may also increase competition. We compete with many types of companies, including both online and offline promotion companies, large Internet publishers, search engine and other Internet portal companies, a variety of Internet-based advertising networks and other companies that facilitate the marketing of products and services on the Internet. Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger client bases and significantly greater financial, technical and marketing resources than us. This may allow them to compete more effectively and be more responsive to industry and technological change than us. We may be unable to compete successfully and competitive pressures may reduce our revenues and result in increased losses or reduced profits.

WE  NEED TO HIRE AND RETAIN QUALIFIED PERSONNEL TO OPERATE OUR GROWING BUSINESS

Our success is largely dependent on the personal efforts of Jack Tortorice, our Chief Executive Officer, Charles C. Bream, III, our President, Jerry Collazo, our Chief Financial Officer and other key personnel. The loss of the services of Messrs. Tortorice, Bream or Collazo could have a materially adverse effect on our business and prospects. While we have employment agreements with Messrs. Tortorice and Bream, we have in the past experienced significant turnover with respect to our executive officers. To implement our new business strategy and manage our growth successfully, we are dependent upon, among other things, recruiting and retaining qualified management, marketing, sales, technical and creative personnel with experience in our business. It is difficult to locate management, marketing, sales, technical and creative personnel with the combination of skills and attributes required to execute our strategy. Accordingly, we are unable to predict whether we will be able to hire or retain necessary personnel.

OTHER  RISKS

WE HAVE A LIMITED TRADING MARKET, AND THE PRICE OF OUR COMMON STOCK MAY BE QUITE VOLATILE.

There is a limited public trading market for our Common Stock on the OTC Bulletin Board. We cannot assure you that a regular trading market for our Common Stock will ever develop or that, if developed, it will be sustained. As is the case with the securities of many emerging companies, the market price of our Common Stock may also be highly volatile. Factors such as our operating results and announcements by us or our competitors of new products or services, may significantly impact the market price of our securities. Similarly, many of the capital-raising activities we have engaged in, or may be required to enter into in the future to obtain needed funds, have resulted in (and may in the future result in) large blocks of stock being held by professional investors who may from time to time release such shares into the market place in a manner which could have a highly depressive effect on the public market and valuation of the Company's shares at any given time and for any given period. Ultimately, we have no control over the schedule or timing of how these shares may be sold in the future, nor will we likely have knowledge of such releases, and therefore our stock prices may be affected significantly in the future by such activities which, in some circumstances, could have a material and adverse impact on the stock price of our shares for a long time. If this were to happen, it could materially affect our ability to raise funds under favorable terms in the future.

In addition, in recent years, the stock market has experienced a high level of price and volume volatility and market prices for the securities of many companies have experienced wide fluctuations not necessarily related to the operating performance of such companies. Our Common Stock may also experience such volatility.

OUR OPERATING RESULTS AND FINANCIAL CONDITION COULD BE NEGATIVELY IMPACTED BY PENDING OR FUTURE LITIGATION MATTERS

From time to time, we are involved in litigation incidental to our business. Such litigation can be expensive and time consuming to prosecute or defend and could cause our customers to delay or cancel purchase orders until such lawsuits are resolved. While we believe we have adequately accrued for all of our pending litigation, to the extent we are involved in significant litigation or other business disputes in the future, it could have a material adverse effect on our operating results and financial condition if resolved against us.

THE EXERCISE OR CONVERSION OF OUTSTANDING DERIVATIVE SECURITIES INTO COMMON STOCK WILL DILUTE THE PERCENTAGE OWNERSHIP OF OUR OTHER STOCKHOLDERS. THE SALE OF SUCH COMMON STOCK IN THE OPEN MARKET COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK

As of June 30, 2000, there were outstanding options, warrants and convertible debentures to purchase an aggregate of 1,249,150 shares of our Common Stock and more options will be granted in the future under our employee benefit plan. Substantially all of the shares of common stock underlying such securities are to be registered for resale under the Securities Act. The exercise or conversion of outstanding stock options, warrants or other convertible securities will dilute the percentage ownership of our existing stockholders. In addition, any sales in the public market of shares of our Common Stock issuable upon the exercise or conversion of such stock options, warrants or convertible securities, or the perception that such sales could occur, may adversely affect the prevailing market price of our common stock. Moreover, our ability to obtain additional equity capital could be adversely affected since the holders of outstanding warrants and options will likely exercise these securities when we probably could obtain any needed capital on terms more favorable than those provided by these securities. We lack control over the timing of any exercise or the number of shares issued or sold if exercises occur.

OUR SALE OF SHARES UPON CONVERSION OF DEBENTURES AT A PRICE BELOW THE MARKET PRICE OF OUR COMMON STOCK WILL HAVE A DILUTIVE IMPACT ON OUR STOCKHOLDERS

We have issued debentures to certain investors that may convert into common stock at a discount to the then-prevailing market price of our common stock. Accordingly, the issuance of shares upon conversion of the principal and interest under the debentures may have a dilutive impact on our stockholders. Discounted sales resulting from the conversion of the debentures could have an immediate adverse effect on the market price of the common stock. Also, to the extent that debenture and warrant holders convert their securities and sell the underlying shares into the market, the price of our shares may decrease due to the additional shares in the market.

FUTURE SALES OF RESTRICTED SHARES COULD DECREASE THE MARKET PRICE OF OUR COMMON STOCK AND IMPAIR OUR ABILITY TO RAISE CAPITAL

Future sales of common stock by existing stockholders under exemptions from registration or through the exercise of outstanding registration rights could materially adversely affect the market price of our common stock and could materially impair our future ability to raise capital through an offering of equity securities. A substantial number of shares of common stock are, or will be in the near future, available for sale under exemptions from registration or are being registered pursuant to registration rights and we are unable to predict the effect, if any, that market sales of these shares or the availability of these shares for future sale will have on the market price of the common stock prevailing from time to time.

OUR  COMMON  STOCK  MAY  BE  DILUTED

The issuance of further shares and the eligibility of issued shares for resale will dilute our common stock and may lower the price of our common stock. If you invest in our common stock, your interest will be diluted to the extent of the differences between the price per share you pay for the common stock and the pro forma as adjusted net tangible book value per share of our common stock at the time of sale. We calculate net tangible book value per share by calculating the total assets less intangible assets and total liabilities, and dividing it by the number of outstanding shares of common stock.

Furthermore, we may issue additional shares, options and warrants and we may grant additional stock options to our employees, officers, directors and consultants under our stock option plan, all of which may further dilute our net tangible book value.

USE  OF  PROCEEDS

The Selling Stockholders will receive all of the proceeds from the sale of the shares of Common Stock offered hereby. We will not receive any of the proceeds from the sale of the shares of the Common Stock by the Selling Stockholders. We may, however, receive proceeds from the exercise price of shares of Common Stock which are being reoffered through this Prospectus underlying certain warrants, and/or credit against indebtedness incurred by us through the issuance of convertible debentures. Because the prices at which these securities may be exercised for or converted into Common Stock are derived from the market value of our stock at the time such securities are exercised or converted, it is impossible to determine how much money we would receive in the event the warrants are exercised, or how much dilution our existing shareholders will suffer upon conversion of the convertible debentures. Assuming, that the warrants are exercised for the price as stated in the Warrant Certificates (which they may not necessarily be), the Company would receive maximum gross proceeds of $534,375 from the sale of shares upon the exercise of all of such warrants. Assuming that all of the debentures are converted into common stock, the Company will be relived of One Million Dollars ($1,000,000) of debt, plus accrued interest. If such conversion were to occur today, assuming a conversion price of $2.375 per share of common stock (based upon the closing price of our common stock on July 28, 2000), the debenture holders would receive 636,841 shares of our common stock, representing four and seven tenths percent (4.7%) of our issued and outstanding shares of common stock outstanding today after giving effect to such conversion (but without giving effect to the exercise of any of the Company's options or warrants outstanding as of today). Whether or not any holder of warrants or debentures elects to exercise or convert any of such securities is solely at the discretion of such holders, and we have no control or influence over if or when any such holder makes the decision to exercise or convert any of such securities. Any such proceeds if received, will be contributed to working capital and will be used for general corporate purposes.

DETERMINATION  OF  OFFERING  PRICE

The terms of sale under the $20 Million Equity Line of Credit Agreement allow for a twelve percent (12%) discount on the market price of our common stock which Whitsend Investments Limited negotiated with us. This discount is fair due to the magnitude of their investment.

Under the Convertible Debenture Agreement the valuation of shares is the market price over a five (5) day period surrounding the conversion date which is a fair price for the shares.

THE  SELLING  STOCKHOLDERS

The  following  list  of  Selling  Stockholders  includes:

   - the number of shares of common stock currently owned by each Selling Stockholder
   - the number of shares being offered for resale by this Prospectus by each Selling Stockholder; and
   - the number and percentage of shares of common stock to be held by each Selling Stockholder after the completion of this offering.

Except as otherwise indicated in the footnotes to the table below, no Selling Stockholder has been an officer, director or employee of the Company for the past three years. The registration of the shares does not necessarily mean that the Selling Stockholders will sell all or any of the Common Stock (or, if they do, at what prices such sales might occur).

The Selling Stockholders provided us with all of the information with respect to their share ownership. Because the Selling Stockholders may sell all or part of their shares, we are unable to estimate the number of shares that will be held by any Selling Stockholders upon termination of any offering made hereby. In addition, beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible debentures currently exercisable or convertible, or exercisable or convertible within sixty
(60) days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person. (See "Plan of Distribution.")

                                 NUMBER OF
                                 SHARES BENEFICIALLY
                                 OWNED PRIOR TO
NAME AND ADDRESS OF              THE OFFERING         NUMBER OF SHARES
SELLING STOCKHOLDER              OFFERED HEREWITH

Whitsend Investments Limited            9,694,378(1)       9,268,000(1)
------------------------------  --------------------  -----------------
AMRO International, S.A.               824,420(1)(2)      824,420(1)(2)
------------------------------  --------------------  -----------------
Trinity Capital Advisors, Inc.         206,105(1)(2)      206,105(1)(2)
------------------------------  --------------------  -----------------
Technology Equity Fund Corp.                125,000            125,000
------------------------------  --------------------  -----------------
The Oxford Group, Inc.                      100,000            100,000
------------------------------  --------------------  -----------------
Schumann & Associates                       220,157             20,157
------------------------------  --------------------  -----------------

(1) Shares registered hereunder will become issuable upon the exercise of warrants issued by the Registrant in a private offering made pursuant to Rule 506 under Regulation D pursuant to the Securities Act. The warrants have an exercise price calculated based upon the market price of our common stock at such time.

(2) Shares registered hereunder will become issuable upon the conversion of convertible debentures issued by the registrant in a private offering pursuant to Rule 506 of Regulation D pursuant to the Securities Act. The convertible debentures have a conversation price which is calculated as based upon the market price of our common stock at such time.

DIVIDEND  POLICY

We have not paid cash dividends on our Common Stock since our inception. We do not intend to pay cash dividends on our Common Stock in the foreseeable future. We currently intend to reinvest earnings, if any, in the development and expansion of our business. The declaration of dividends in the future will be at the election of our Board of Directors, to the extent they may lawfully do so, and will depend upon our earnings, capital requirements and financial position, general economic conditions and other relevant factors.

PLAN  OF  DISTRIBUTION

The Selling Stockholders may offer their shares at various times in one or more of the following transactions:

   -  ordinary  brokers  transactions,  which  may  include  long or short sales

   -  cross  or  block  trades or otherwise on the OTC Electronic Bulletin Board

   - purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this Prospectus

   - "at the market" to or through market makers or into an existing market for the common stock

   - in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents

   -  options,  swaps  or  other  derivatives

   -  any  combination of the foregoing, or by any other legally available means

   -  in  connection  with  short  sales  of  shares  of  common  stock

   -  option  or  other  transactions

Brokers, dealers, underwriters or agents participating in the distribution of the shares of common stock may receive compensation in the form of discounts, concessions or commission from the Selling Stockholders and/or the purchasers of shares of common stock for whom such broker-dealers may act as agent or to whom they may sell as principal, or both, which compensation as to a particular broker-dealer may be in excess of customary commissions. The Selling Stockholders and any broker-dealers acting in connection with the sale of the shares of common stock hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act because of the number of shares of common stock to be sold or reserved by such persons or entities or the manner of sale of such shares, or both. If a Selling Stockholder or any broker-dealer or other holders were determined to be underwriters any commissions received by them and any profit realized by them on the resale of shares of common stock as principals may be deemed underwriting compensation under the Securities Act. Neither we nor any Selling Stockholder can presently estimate the amount of such compensation. We don't know of existing arrangements between any Selling Stockholder and any other shareholder, dealer, underwriter or agent relating to the sale or distribution of the shares.

The Selling Stockholders have represented to us that any purchase or sale of shares of common stock by them will comply with all applicable securities regulations then in effect, which would include Regulation M promulgated under the Securities Exchange Act of 1934. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock from directly or indirectly bidding for, or purchasing for any account in which he or she has a beneficial interest, any of our common stock or any right to purchase our common stock, for a period of one business day before and after completion of his or her participation in the distribution.

During the time a Selling Stockholder participates in a distribution, Rule 104 under Regulation M prohibits the Selling Stockholders and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of our common stock. No such person may effect any stabilizing transaction to facilitate any offering at the market. Inasmuch as the Selling Stockholders will be reoffering and reselling our common stock at the market, Rule 104 prohibits them from effecting any stabilizing transaction in contravention of Rule 104 with respect to our common stock.

There can be no assurance that the Selling Stockholders will sell any or all of the shares offered by them hereunder or otherwise. Also, there can be no assurance that each Selling Stockholder will, in fact, comply with applicable securities regulations in connection with its potential sale or distribution of his shares, including Regulation M, and WWWN but has no power to compel them to or to assure that they do.

LEGAL  PROCEEDINGS

Except as disclosed below, we are not involved in any material pending legal proceedings, other than routine litigation, incidental to our business, to which we are a party or of which any of our property is subject.

On March 28, 2000, we filed a lawsuit against one of our former consultants, DFL Capital Partners, LLC and our former legal counsel, alleging, among other things, fraud and malpractice. The dispute arises out of an option agreement we entered into in the Fall of 1998 for our consultant to provide technical and financial advisory services in exchange for certain non-qualified options. We retained legal counsel recommended to us by the consultant, but were never advised that the partner of the law firm who represented us specifically was, at the same time, also the managing member of DFL Capital Partners, LLC. As a result of this undisclosed conflict of interest, we believe that the agreement which the law firm counseled us to sign did not adequately protect us in terms of the services which we understood we were supposed to receive and the number of stock options which the consultant was to receive as compensation for such services. Depending upon the resolution of this lawsuit, the number of options to purchase our common stock which the consultant may retain could range from 50,000 to 700,000.

On July 12, 2000, a lawsuit was filed in Orange County Superior Court against us and certain officers, directors and shareholders by Pacific Industrial Partners, LLC and certain of its corporate affiliates ("PIP") for Breach of Contract; Breach of the Implied Covenant of Good Faith and Fair Dealing; Promissory Estoppel; and Intentional Interference With Existing Contract. The dispute arises out of a convertible debt proposal we signed dated January 6, 2000, as amended, pursuant to which PIP proposed to finance up to $2.5 Million Dollars through the purchase of convertible notes at eight percent (8%) interest (with an option to purchase up to $3 Million Dollars in additional notes) and the conversion price was $2 per share for the initial notes and 50% of average closing bid price for the 5 trading days prior to conversion for the additional $3 Million.

In addition PIP agreed to grant certain rooftop rights to WWWN under purportedly favorable leasing agreements. The proposal was subject to the completing of due diligence by PIP, the deposit of $100,000 of earnest money into escrow by PIP, the negotiation and execution of definitive legal documents and agreements between PIP and us, the receipt of the opinion of counsel and the obtaining of all legally required consents to the transaction (such as board or shareholder approval) by the us.

Upon receipt of the definitive documentation from PIP, much of which contained terms and conditions not in the original proposal letter, and which management and our board of Directors viewed as onerous to our company and its existing shareholders, the company's counsel notified PIP's counsel, at the direction of our board that the board could not in good faith fulfillment of its fiduciary responsibilities to the company and its shareholders accept the new transaction terms as proposed and ceased negotiations with PIP on our behalf.

Our Management, including our in-house counsel, have reviewed the complaint filed by PIP, and have determined that there is little merit in the claims raised by PIP, and that it intends to seek a dismissal of this suit against all named defendants.

If we are unable to have WWWN dismissed from this lawsuit, and if PIP were to prevail on all or a significant portion of its claims against us, then enforcement of this judgment would have a materially adverse impact upon the company and its financial condition.

DIRECTORS,  EXECUTIVE  OFFICERS  AND  KEY  EMPLOYEES

The current executive officers, key employees and directors of the Company are as follows:

The names, ages and positions of the directors, executive officers and key employees of the Company, and their respective ages and positions, are set forth below. Biographical information for each of these persons is also presented below. Our executive officers are appointed by our Board of Directors and serve at its discretion.

DIRECTORS  AND  EXECUTIVE  OFFICERS
-----------------------------------

Name                       Age             Position Held
-------------------------  ---  -----------------------------------
Jack Tortorice              51  Chief Executive Officer
                                and Chairman of the Board

Charles C. Bream III        55  President, Chief Operating Officer,
                                Director

Thomas J. Rotert, Esq.      34  Director, Secretary and Treasurer

Jerry Collazo               41  Chief Financial Officer

JACK  TORTORICE.  Chief  Executive Officer and Director since April of 1999.  He
---------------
served as CEO, Chairman of the Board and a Director of Pacific Link from October 1997 to May 1999. Prior to joining Pacific Link, he was General Manager for the sales and marketing division of Frontier Communications from January 1995 to June 1997. Prior positions include: General Manager for sales and operations of ITT Courier related to computer equipment sales; Vice President of Sales for Automatic Data Processing selling payroll outsourcing; and sales positions for Wang Labs and Xerox. Mr. Tortorice graduated with a Masters in Business Administration from Pepperdine University in 1989 and received a bachelor's degree in economics from Edinboro University in Pennsylvania in 1973.

CHARLES  C.  BREAM.  President,  Chief  Operating  Officer,  and  Director since
------------------
January 1, 2000. Mr. Bream has held executive positions in the telecommunications and computer and software industries for over 19 years and also has investment banking experience. During the period from 1991 to 1999 he was President of Quarter Phone, a telecom start-up, a Senior Vice President at Cable & Wireless, Senior Vice President/General Manager of the telecommunications business at General Research Corporation, and a member of Holding Capital Group, a private investment banking firm. Before that he held executive positions at EMS, Xerox, Data General, and Epson America. Prior to his experience in technology industries, he held various marketing and sales positions with packaged goods companies such as Procter and Gamble. He received an MBA from Wharton Business School in 1970 and a B.S. degree from the U.S. Naval Academy in 1967.

THOMAS J. ROTERT, ESQ..  Secretary and Treasurer.  Mr. Rotert was appointed as a
----------------------
Director on October 1, 1999. He also serves as our general counsel, corporate secretary and treasurer. He is a licensed attorney in the state of California and practices in the areas of civil litigation, primarily, and some corporate and transactional law. From May 1998 to the present he has been a partner in the law firm of Schuman & Associates, located in Costa Mesa, California. From
October  1997  through  May  1998  he  was  employed  as an attorney for Sayer &
Associates, a California firm. He was litigation counsel for Bollington & Roberts, another California firm, from 1992 to October 1997. He received a Juris Doctorate from Western State University in 1993 and a bachelor's from the University of Kansas in 1989.

JERRY  COLLAZO.  Most  recently,  Mr.  Collazo  has served as COO of Xtend Micro
--------------
Products. Previously, he served as CFO of Powerwave Technologies (NASDAQ:PWAV), a leader in wireless telecommunications, helping the company grow to $60 million in revenues. Prior, he served as CFO of Young Minds, Inc. Mr. Collazo has also served as Director of Finance and Tax for Seagate Technology (NYSE:SEG) (formerly Archive Corporation), a $400 million revenue company. In addition, he has served as a manager at Ernst & Young. Mr. Collazo is a CPA and holds a Masters in Business Administration from UCLA, a Masters in Business Taxation from Golden Gate University and a BS in Accounting from Fort Lewis College.

INVOLVEMENT  IN  CERTAIN  LEGAL  PROCEEDINGS

Mr. Rotert filed a Chapter 7 voluntary bankruptcy petition in February 1998 in the Central District of California Division of the United States Bankruptcy Court, which was discharged in June of 1998.

In February 2000, the Company learned that one of its Directors, Dennis Shen, who had served in such capacity since the inception of the Company, had been convicted in California in 1996 of two counts involving the receipt or concealment of stolen property, both of which were dropped to misdemeanor counts and which, it appears, were eventually expunged at the bench and entered as not guilty pleas. Although Mr. Shen has had a close and valuable relationship with the Company since its initial operations, and it is expected that he will continue to provide valuable services to the Company as a consultant and significant shareholder in the future, upon learning of these convictions Mr. Shen's resignation was accepted by the Company's Board of Directors on February 23, 2000. Susan Shen, the wife of Dennis Shen, was not implicated in any of the charges discussed above, but resigned her position as the Company's Secretary and Treasurer on about the same date. She continues to be a full-time employee of the Company, and Shen family members continue to be significant shareholders of the Company.

SECURITY  OWNERSHIP  OF  CERTAIN  BENEFICIAL  OWNERS  AND  MANAGEMENT

The following table sets forth our outstanding beneficial ownership of common stock of: (i) each person or group known by us to own beneficially more than 5% of our outstanding common stock, (ii) each of our executive officers, (iii) each of our directors and (iv) all executive officers and directors as a group. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, as far as we know, the persons named in the table below have sole voting power and investment power with respect to all shares of common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on 12,888,947 shares of common stock outstanding and options, warrants and convertible debentures exercisable or convertible within 60 days as of March 31, 2000.

COMMON  STOCK  BENEFICIALLY  OWNED
----------------------------------

Name and Address of            Number of Shares of
Beneficial Owners                  Common Stock      Percentage of Class
-----------------------------  --------------------  --------------------
Dennis and Susan Shen                 3,084,500 (1)                 26.1%
770 The City Drive South,
Suite 3700
Orange, California 92868

Sean LeMons                             777,600 (2)                  6.4%
15123 Brookhurst #205
Westminster, California 92683

Ming-Chau Yeung                         774,000 (1)                  6.3%
9 Red Coat Place
Irvine, California 92602


(1) Dennis Shen is the record owner of 500,000 shares and options to purchase 4,500 sharesl; he and Susan Shen jointly own 1,806,000 shares, and they share voting and investment power over 774,000 shares held by Susan's mother, Ming-Chau Yeung.

(2)    Includes  options  to  purchase 3,600 shares exercisable within 60 days.

DISPUTED  BENEFICIAL  OWNERSHIP
-------------------------------

In September 1998, Pacific Link entered into an option agreement with DFL Capital Partners, LLC. According to the agreement DFL Capital Partners, LLC was granted the option to buy 50,000 common shares at $0.10 per share. The right to exercise the option vested immediately and remained exercisable for ten (10) years The amount of common shares subject to the options would adjust according to recapitalizations of Pacific Link. The parties to this agreement are currently in a dispute as to the application of this agreement to our common shares, and have filed a lawsuit in connection with such dispute, which is described in detail under the heading "LEGAL PROCEEDINGS" above. Depending upon the resolution of this dispute, we may have up to 700,000 common shares subject to these options and if the optionee exercises the options it may become a 5% shareholder.

MANAGEMENT
----------

Common  Stock  Beneficially  Owned

Name and Address of         Number of Shares of
Beneficial Ownership            Common Stock      Percentage of Class
--------------------------  --------------------  --------------------
Jack Tortorice                     2,975,500 (1)                 22.6%
770 The City Drive South,
Suite 3700
Orange, California 92868

Charles C. Bream III                 154,600 (2)                  1.7%
770 The City Drive South,
Suite 3700
Orange, California 92868


Thomas Rotert  , Esq.                    25,000                  0.02%
2900 Bristol Street
Suite D-208
Costa Mesa, CA 92626

All executive officers and            3,155,100                  24.5%
Directors as a group

(1)  Includes  options  to  purchase  4,500  shares  exercisable within 60 days.

(2)  Represents options to purchase 120,000  shares exercisable within 60 days.

                            DESCRIPTION OF SECURITIES

The following summary of certain provisions of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our Certificate of Incorporation, as amended, and the Amended and Restated Bylaws that are referenced as Exhibits to this Registration Statement and by provisions of applicable law.

COMMON  STOCK

We are presently authorized to issue up to 50,000,000 shares of Common Stock, $.001 par value per share. As of July 27, 2000, there were approximately 12,888,947 shares of Common Stock outstanding. The holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for election of directors.


OPTIONS  AND  WARRANTS

There are currently outstanding options to purchase 624,150 shares of Common Stock at an exercise price of $3 per share, and outstanding warrants to purchase 625,000 shares of Common Stock at exercise prices ranging from $3.00 to $5.00.

                             CONVERTIBLE DEBENTURES

TRANSACTIONS  WITH  SELLING  STOCKHOLDERS

The shares to be registered pursuant to the Registration Statement and this Prospectus have been issued in, or underlay certain derivative securities exercisable for or convertible into such shares which were issued in, certain private transactions exempted pursuant to Sections 4(2) or 4(b), or other applicable exemptions, of the Securities Act from the registration provisions contained in Section 5 of the Securities Act. The following pages briefly describe the agreements and transactions we entered into with each of the Selling Stockholders with respect to each class of security registered hereby. The following is not intended to be a complete description of each transaction or agreement described below, and the discussion in this Registration Statement is qualified in its entirety by reference to the complete transaction documents included or referenced as our Exhibit to this Registration Statement.

PRIVATE  EQUITY  LINE  OF  CREDIT  AGREEMENT

OVERVIEW

Whitsend Investments Limited, a British Virgin Islands corporation, and we signed a Private Equity Line of Credit Agreement, dated as of June 19, 2000, for the future issuance and purchase of shares of our common stock. The agreement establishes what is sometimes termed an equity line or an equity draw down facility. In general, the draw down facility operates like this: the investor, Whitsend Investments Limited, has committed up to $20 million to purchase shares of our common stock over a 36 month period. Once every 15 trading days, we may request a draw of up to $500,000 of that money, subject to a formula based on the average common stock price. Each draw down must be for at least $75,000. A five (5) day trading period, preceding, including and following the date determines the stock price. We then use the formulas in the common stock purchase agreement to calculate the amount of money that Whitsend Investments Limited will provide to us and the number of shares of our common stock we will issue to Whitsend Investments Limited in return for that money. The formulas for determining the actual draw down amounts, the number of shares we issue to Whitsend Investments Limited and the price per share paid by Whitsend Investments Limited are described in detail below.

Whitsend Investments Limited will receive a discount of twelve percent (12%) to the average daily market price of our common stock for the 5-day period which includes the two (2) trading days immediately preceding the draw, the date the draw is made and the two (2) days immediately following the draw. We will receive the amount of the requested draw (less an escrow agent's fee of $1,500 and a 4% placement fee payable to the placement agent, Triton West Group, which introduced Whitsend Investments Limited to us). Triton West Group is not obligated to purchase any of our shares.

We are under no obligation to request a draw for any period or at all. The aggregate total of all draws cannot exceed Twenty Million Dollars, and no single draw can exceed Five Hundred Thousand Dollars.

In lieu of providing Whitsend Investments Limited with a minimum aggregate draw down commitment, we have issued to Whitsend Investments Limited stock purchase warrants to purchase up to 125,000 shares of our common stock with an exercise price of $4.69. The warrants expire June 19, 2003. The common stock issuable upon exercise of those warrants is included in the registration statement of which this Prospectus is a part.

Based on a review of our trading volume and stock price history, and the number of draws we could make, we are registering 9,569,378 shares of common stock for possible issuance under the Equity Line of Credit Agreement, and 125,000 shares of common stock underlying the warrants delivered to Whitsend Investments Limited in connection therewith. The listing requirements of The Nasdaq SmallCap Market prohibit us from issuing 20% or more of our issued and outstanding shares of common stock in a single transaction if the shares of common stock may be issued for less than the greater of market value or book value unless we get stockholder approval. Based on shares of common stock issued and outstanding on July 10, 2000, the date of the closing of the common stock purchase agreement, if we were to become listed on the Small Cap Market, which we intend to apply for once we meet the applicable listing requirements, we would not be able to issue more than 2,552,789 shares under the equity line of credit agreement and the warrant to Whitsend Investments Limited, without the approval of our stockholders (assuming the same number of shares of common stock outstanding as are outstanding as of today). Because 125,000 of these shares of common stock are committed to the Whitsend Investments Limited warrant, if we wish to draw amounts under the equity line of credit agreement which would cause an issuance of more than 2,452,789 shares of common stock under the common stock purchase agreement, we must receive stockholder approval prior to any such draw.

In addition, the equity line of credit agreement does not permit us to draw down funds if the issuance of shares of common stock to Whitsend Investments Limited pursuant to such draw would result in Whitsend Investments Limited owning more than 9.9% of our outstanding common stock on the date we request such draw.

THE  DRAW  DOWN  PROCEDURE  AND  THE  STOCK  PURCHASES

We may request a draw by faxing a notice to Whitsend Investments Limited, stating the amount of the draw we wish to exercise [and the minimum threshold price, if any, at which we are willing to sell the shares of our common stock]. The Valuation Period is five day period which includes, the two (2) trading days immediately preceding the draw, the date the draw is requested to be made, and the two (2) trading days immediately following the draw. The company may set a threshold price if the market price is less than the threshold price the Company. The purchase price of the shares will be eighty-eight percent (88%) of the market price as determined during the valuation period. We are limited to a mandatory period of fifteen (15) trading days between draws (except under special circumstances designated in the Agreement, such as in the case of an acquisition), unless this restriction is waived by Whitsend Investments Limited.

AMOUNT  OF  THE  DRAW

The amount of the draw is the amount we have requested, with a minimum draw of $75,000 and a maximum draw of $500,000.

NUMBER  OF  SHARES  OF  OUR  COMMON  STOCK  ISSUABLE  UPON  A  DRAW

To determine the number of shares of our common stock which we must issue in connection with a draw, the Purchase Price is determined by taking the average market price during the Valuation Period and multiplying it by 88%. The 88% accounts for Whitsend Investments Limited's 12% discount. The discount is reduced to 10% in the event our common stock is approved for listing on the Nasdaq SmallCap Market or on another national securities market or exchange.

SAMPLE  CALCULATION  OF  STOCK  PURCHASE

The following is an example of the calculation of the draw down amount and the number of shares of our common stock we would issue to Whitsend Investments Limited in connection with such draw based on certain hypothetical assumptions.

SAMPLE  DRAW  DOWN  AMOUNT  CALCULATION

We provide a notice of a requested draw to Whitsend Investments Limited indicating that we wish to draw down $500,000, which is the maximum amount for any draw. The average market price of our common stock for the five-day valuation period is $3. Multiplying the average market price of $3 by 88%, the purchase price would be $2.64. Dividing the amount of the draw by the purchase price Whitsend Investments Limited would purchase 189,394 shares.

Suppose that the notice specifies a threshold amount of $3.50, below which we will not sell any shares of common stock to Whitsend Investments Limited during this draw down period. We are not required to sell below threshold price but Whitsend Investments Limited has the option to purchase shares at this price.

Whitsend Investments Limited shall send the applicable purchase price to the escrow agent and we shall deliver the shares of common stock purchased to the Depository Trust Company to be credited to the Whitsend Investments Limited account within three trading days after each settlement upon confirmation by the escrow agent of receipt of the purchase price.

In the above example, and assuming one settlement, we would receive $500,000, less $20,000, representing a 4% fee to Triton West Group (the placement agent), less a $1,500 escrow fee, or net proceeds from such draw of $478,500. The delivery of the requisite number of shares of common stock and payment of the draw will take place through the escrow agent, Epstein, Becker & Green, P.C. in New York, N.Y.

NECESSARY CONDITIONS BEFORE WHITSEND INVESTMENTS LIMITED IS OBLIGED TO PURCHASE OUR SHARES OF OUR COMMON STOCK

The following conditions must be satisfied before Whitsend Investments Limited is obligated to purchase the shares of our common stock that we wish to sell from time to time under the Agreement:

    - this registration statement for the shares of common stock we will be issuing must be declared effective by the Securities and Exchange Commission and must remain effective and available as of the draw down settlement date for making resales of the shares of common stock purchased by Whitsend Investments Limited;

    - there can be no material adverse change in our business, operations, properties, prospects or financial condition;

   - we must not have merged or consolidated with or into another company or transferred all or substantially all of our assets to another company, unless the acquiring company has agreed to honor the terms of the Agreement;

   - no statute, rule, regulation, executive order, decree, ruling or injunction may be in effect which prohibits consummation of the transactions contemplated by the Agreement;

   - no litigation or proceeding adverse to us, Whitsend Investments Limited or their affiliates, can be pending, nor can any investigation by any governmental authority be threatened against us or them seeking to restrain, prevent or change the transactions contemplated by the Common Stock Purchase Agreement or seeking damages in connection with such transactions; and

   - trading in our shares of common stock must not have been suspended by the Securities and Exchange Commission.

The Common Stock Purchase Agreement does not permit us to draw down funds if the issuance of shares of common stock to Whitsend Investments Limited pursuant to the draw down would result in Whitsend Investments Limited owning more than 9.9% of the total amount of our outstanding common stock as of such draw date.

In the event that we do not register the shares as required by the Registration Right Agreement for the Convertible Debenture and Warrant Purchase Agreement, we will incur penalties in the amount of two percent (2%) of the aggregate market value of shares of common stock purchased from the Company, including conversion and warrant shares.

RESTRICTIONS  ON  FUTURE  FINANCINGS

The Agreement limits our ability to raise money by selling our securities for cash at a discount to the market price during the commitment period pursuant to any equity line of credit and Whitsend Investments Limited has a first right of refusal to elect to participate in our future financing activities.

     There are exceptions to this limitation for securities sold in the following situations:

   - in a registered public offering which is underwritten by one or more established investment banks;

   - pursuant to any presently existing or future employee benefit plan which plan has been or is approved by our stockholders;

   - pursuant to any compensatory plan for a full-time employee or key consultant;

   - in connection with a strategic partnership or other business transaction, the principal purpose of which is not simply to raise money; and

   - in a transaction to which Whitsend Investments Limited gives its written approval which will not be unreasonably withheld.

COSTS  OF  CLOSING  THE  TRANSACTION

At the closing of the transaction on June 19,2000, we delivered the requisite opinion of counsel to Whitsend Investments Limited and paid the escrow agent, Epstein, Becker & Green, P.C. of New York, $20,000 for Whitsend Investments Limited's legal, administrative and escrow costs.

TERMINATION  OF  THE  PURCHASE  AGREEMENT

Whitsend Investments Limited may terminate the equity draw down facility under the Agreement if any of the following events occur:

   - we suffer a material adverse change in our business, operations, properties, or financial condition;

   -  a  stop  order  or  suspension  of  the  effectiveness of the Registration
      Statement  for  an  aggregate  of  thirty  (30)  trading  days  occurs;

   -  we  file  for  protection  from  our  creditors;  or

   - this registration statement is not declared effective by the Securities and Exchange Commission by December 1, 2000.

INDEMNIFICATION  OF  WHITSEND  INVESTMENTS  LIMITED

Whitsend Investments Limited is entitled to customary indemnification from us for any losses or liabilities suffered by it based upon material misstatements or omissions from the registration statement and the Prospectus, except as they relate to information supplied by Whitsend Investments Limited to us for inclusion in the registration statement and Prospectus. Conversely, we are entitled to an indemnity from WIL for material misstatements or omissions relating to information supplied to us by them for inclusion in the registration statement or Prospectus.

CONVERTIBLE  DEBENTURE  PURCHASE  AGREEMENT

On June 30, 2000, we entered into a Convertible Debenture and the Warrant Purchase Agreement with certain investors for the purchase of debentures having an aggregate principal amount of $1,000,000.

The convertible debentures are set to mature on June 30, 2003 with interest to accrue at 7% per annum from the date such convertible debentures were issued until the earlier of conversion into shares of our common stock or June 30, 2003, payable quarterly in arrears, on September 1, October 1, January 1 and June 1 of each year, commencing September 1, 2000.

The convertible debentures are convertible by the holder into shares of our common stock at any time prior to the close of business on June 30, 2003. The conversion price is equal to the lesser of $3.66 per share or 80% of the market price as of the date on which the holder of the debenture gives us notice of the intent to convert the debenture, provided that if the conversion price is not
                                    --------
less than $7.00 per share, the Company may, upon seven (7) days' notice to the Investor, honor all or any part of such conversion notice in cash and such notice shall specify the dollar amount to be paid in cash or any subsequent conversion. We have the right to redeem the convertible debentures for the sum of 150% of the unpaid principal and any accrued or unpaid interest. We are obligated to reserve for issuance upon conversion a sufficient number of shares of common stock and to register such reserved shares of common stock and maintain an effective registration statement for such shares of common stock. The beneficial conversion feature associated with the issuance of the convertible debenture will result in a charge of approximately $25,000 to interest expense during the third quarter of our current fiscal year.

We received proceeds from the sale of the debentures in the amount of $1,000,000, less an escrow, administrative and legal fee of $7,000 to Epstein, Becker & Green, P.C., and a finders fee of 5,000 shares of common stock to Triton West Group, Inc.

In the event that we do not register the shares as required by the Registration Right Agreement for the Convertible Debenture and Warrant Purchase Agreement, we will incur penalties in the amount of two percent (2%) of the aggregate market value of shares of common stock purchased from the Company.

In the event a Registration Statement is not declared effective by December 1, 2000, the investor has the right to terminate the Agreement.

The Company entered into an oral agreement to register 125,000 shares of its common stock issued to Technology Equity Fund Corporation. The Board of Directors resolution evidencing this transaction is attached as Exhibit 99.2.

The Company entered into an oral agreement to register 100,000 shares of its common stock issued to The Oxford Group, Inc. The Board of Directors resolution evidencing this transaction is attached as Exhibit 99.3.

The Company entered into an oral agreement to register 20,157 shares of its common stock issued to Schumann & Associates. The Board of Directors resolution evidencing this transaction is attached as Exhibit 99.4.

EXPERTS

The consolidated financial statements of Worldwide Wireless Net, Inc. as of December 31, 1999 and 1998 and for the years then ended included in this Prospectus have been included in reliance upon the report of Crouch, Bierwolf & Chisholm, independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL  MATTERS

The legality of the shares of Common Stock offered hereby will be passed upon for the Company by Feldhake, August & Roquemore, Newport Beach, California.

TRANSFER  AGENT  AND  REGISTRAR

The Transfer Agent and Registrar for our Common Stock is The Depository Trust Company.

THE  COMPANY'S  PRODUCTS  AND  MARKETS

WIRELESS  NETWORK
-----------------

We have the technical expertise to build and operate large scale wireless networks without relying on an existing wire-based network, such as a telephone network's copper lines. Our wireless network allows the user to connect to an Internet service provider bandwidth via a radio modem. Typically a customer relies on an incumbent local exchange carrier such as a telephone company's copper wires or a cable company's television coaxial plant to provide the physical means for the customer to connect to the Internet.

Our primary means of providing our wireless services is a wireless network consisting of an operations center, centralized base stations known as "points-of-presence" ("POPs"), and distribution radios which connect to the end customer. We currently operate a wireless network which has been operational for approximately eighteen (18) months and covers an estimated 85% of Orange County, California and, since December 31, 1999, we have also been providing wireless services in Los Angeles County, California. We currently rely on fifteen, fully-operational POPs, which are generally located on the tops of tall buildings. We negotiate long- term site licenses for each POP location.

The typical POP site consists of one indoor/outdoor equipment cabinet (62" H x 23" W x 34" D) and an array of four (4) to eight (8) small sectional antennas (42" H x 4" W). The sectional antennas can be painted any color to match existing surroundings. There is no roof penetration, and once the system is installed there are minimum inspections. We pay for all costs associated with the installation and our unit requires a single phase 110 volt outlet for power.

As part of our network expansion and in the course of normal operations, we are negotiating to expand our rights associated with the current POP locations as well as acquire additional point-of-presence locations. Management currently believes that the market for these facilities is reasonable for its purposes; however, the ability to acquire and maintain these rights is, and will continue to be a material factor in the success of the Company.

In general, our end customers must be within five (5) miles of a POP and have line-of-sight visibility between the POP and an antenna located at their building. The five mile standard is based upon the equipment we use, existing interference and equipment reliability. Other companies may use greater distances from a POP, and we do as well, but we have adopted five miles as a general guideline for our connections. Each end customer must install a rooftop or window radio with an antenna. When the customer accesses the Internet, the signal travels over its building's wiring or wireless network to the rooftop or window antenna. The antenna sends the data signal to a nearby POP, where the signal is communicated to our broadband switching center and then onto its final destination.

Our wireless network provides flexibility, quick installation and quality service for Internet users. For example, during the Panasonic Shock Wave Beach Games in August of 1999 we established a temporary wireless system which provided Internet access to the participants on the beach. We are able to install the necessary equipment at a customer's business within two to five days. Actual installation of a wireless system may take as little as four hours. Installation and incorporation into our wireless network can be accomplished as fast as within 48 hours following a signed service order. This can be accomplished when we rely on installation scheduling and preparation prior to contract signing. However, we generally plan for a three week time period for completion of installation. We provide a quality service because we manage our network traffic by using routing equipment that measures and controls packet flows (data bundled for transmission), and we install equipment with performance levels that meet or exceed those required by the customer.

Our wireless network is engineered to provide high reliability and wide area coverage. We generally operate at a greater than 98% uptime. Our wireless networks are capable of high speeds of 128 kbps through 100 Mbps speeds. Kbps stands for Kilobits per second, and Mbps stands for megabits per second; the number of bits per second is the industry standard of measurement of how fast data can be transmitted over the Internet. Our wireless system and Digital Subscriber Lines (which are enhanced copper lines that connect to a local telephone company system and then directly to the Internet), provide connection to the Internet at high speeds. Our wireless connections can provide transmissions at greater speeds than a dial up connection. For example, a dial up modem transmits at 28,000 to 56,000 bps; a T1 line (which is a dedicated telephone cable with a bundle of twenty-four voice or data lines) transmits at
1.544 Mbps, and our wireless network transmits at a rate of 100 Mbps. These high speed connections allow files, documents and voice transmissions to be dispatched over the Internet in much shorter time periods.

We operate on a combination of licensed frequencies of 23 Ghz and unlicensed frequencies in the 2.4 Ghz ISM bandwidth, 5.8 Ghz ISM bandwidth, and 5.2 Ghz UNII bandwidth ranges. Ghz, (giga hertz) is a measurement of electromagnetic energy which is equivalent to one "wave" or cycle per second. The bandwidth range determines whether federal licensing is required. Certain frequencies must be licensed by the U.S. Federal Communications Commission (the "FCC"), whereas unlicensed frequencies are part of the radio spectrum that the general public may use for personal radios. The licensing required is determined on a site-by-site basis, depending on the distance and type of network link. Reliability is achieved through redundant radio links and wired line back-up. Security is provided through spread spectrum radio links and encryption, among other standard security measures. Our radio modem transmits data by a microwave frequency which changes 32 times a second. During our initial twelve months of operations we experienced no significant weather interference, nor did we expect to, since the low frequencies which the Company uses are rarely affected by weather conditions (other than hail). We are not sure how a wireless network in geographical areas with more severe weather than Southern California would be affected, but management does not believe that weather conditions will pose a significant factor to the Company's ability to provide its wireless services.

PRINCIPAL  SERVICES
-------------------

High-speed  Internet:  We  offer  connections to the Internet at speeds from 128
--------------------
kbps to 100 Mbps. This service provides always-connected, secure access for all sizes of commercial businesses. These connections are primarily supported by our wireless network with the balance of customers being served by DSL and leased T-1 circuits. We enhance our service by balancing and distributing our traffic across our upstream connections, which include Digital Broadcast Networks, Savis, and Exodus networks. As of June 30, 2000, we had approximately 338 high-speed wireless customers.

Dial-up  Internet  Access:  As  of June 30, 2000, we provided Internet access to
-------------------------
approximately 825 Internet users using dial-up connections. This service is marketed to the general public throughout Orange County and to our commercial customers to support work-at-home, remote server access, and other business applications.

Data Center Services: We offer web hosting, web site development and co-location
--------------------
services to our customers. Our co-location service allows a customer located outside our wireless network to physically place a computer connected to the customer's network in a secure facility with a high-speed physical connection to the Internet. As of March 31, 2000, we provided such services to approximately 1067 customers.

Network  Consulting:  We  have  substantial  expertise in building and operating
-------------------
large-scale wireless, ATM, and Internet Protocol networks. We offer design and implementation services for private wireless networks and consulting services to develop network hardware components. As of March 31, 2000, we provided such services to approximately 28-30 customers, representing 4.5 percent of our total revenues for that fiscal quarter.

BUSINESS  AND  OPERATING  STRATEGIES
------------------------------------

Our historical sales have resulted from domestic operations primarily located in Orange County, California. This area has a high concentration of technology-oriented businesses that represent our prime targeted customers due to their need for high-speed Internet access. By focusing our expansion to markets in Southern California, management believes that we can efficiently leverage our network assets, brand equity, central facilities, administration, and technical resources which currently exist.

We generally work with our end customer when providing network access. We believe that a direct customer relationship provides the opportunity for us to cross-sell network products, improve customer satisfaction, and reduces the chance of customer attrition. In May 1999, we created a direct sales force to market and sell our products and services. This sales force markets our services to businesses of all sizes within our network service area, and is supported by our customer service, technical experts, and outbound telemarketing activities. This direct sales activity is supplemented by telemarketing sales agents and through customer referrals.

At the local level, we advertise in general print media and through publications targeted at the information professional. During late 1999 we established an e-commerce site, www.airwaveproducts.com, to sell wireless network equipment to enterprise customers and Internet service providers. Although no revenues were generated from this site during fiscal year 1999, management believes that in the future an increasing percentage of our revenues will be attributable to the sale of products and services over the Internet.

Our backlog results from the difference in timing between a firm customer order and the installation of all services ordered by such customer. In general, our target interval for installation is three weeks. As of March 31, 2000, we estimate that our revenue from contracts for services ordered but not yet filled to be approximately $120,000, of which approximately $20,000 represents recurring monthly revenue, and the rest represents one-time revenue from the sale of equipment.

COMPETITION

Our market is crowded with companies which provide both wired and wireless Internet networks and Internet access to businesses and individuals. We face competition from existing network and Internet service providers, most of whom have financial resources, brand recognition, work coverage, technical resources, and sales forces much larger than ours. These providers may have substantial financial and technical resources directed at the same markets served by us. As a result, from time to time, we may need to adjust the pricing of our products, expend more funds to acquire customers and may experience higher customer attrition. In addition, we need to be able successfully to compete with the larger and more established companies that already provide Internet service.

In the wireless market we compete with, among others, Teligent, Inc., Winstar Communications, Inc., and NEXTLINK Communications, Inc., each of which offers wireless directional, high-speed network services; Pacific Bell, AT&T, World Com, Qwest, Cox Communications, Sprint and similarly situated telecommunications companies, which offer Internet products as stand-alone products or in a bundle with telecommunications, network services, or wide-area networking; and companies such as Covad and Rythms Net Connections, which are representative of service providers who provide high-speed network facilities primarily by using state-of-the-art modems in conjunction with the facilities of incumbent local exchange carriers.

Similarly, we compete with Time Warner, @Work, and other cable television companies which have converted cable television coaxial lines to support bi-directional, high-speed network services, and we also compete with Internet-dedicated access companies, such as Verio, Concentric, and Level 3, which specialize in Internet protocol products that include data center services, web hosting, virtual private networking, network consulting, and related products and services.

We compete with these companies in the areas of rapid installation, technical performance, quality of customer service and price. We have the capacity to deliver Internet service in 48 hours because at a minimum our service may only require installation of a radio and antennae at a customer's site. Competing technologies that rely on physical wiring may require 30 to 45 days for the necessary wiring to be installed. We develop our networks primarily with our own internal engineering expertise, and we believe the use of our own personnel increases the uniqueness of our service and prevents direct copy by our competition. Use of our own technical network configuration, radio technology, and POP site implementations reduce costs and improve performance.

Although pricing is an important factor in our customers' purchase decisions, we believe that customer relationships, customer service and consistent quality will be the key to generating customer loyalty. During the past several years management has observed market prices for network services declining, which is a trend management believes will likely continue. As prices decline for any given speed of service, we expect that our total number of customers will increase due to more individuals and companies having access to, and deciding to use, such services. As the total number of customers increase, the proportion of customers purchasing our high-speed services, which are more expensive in comparison to our other services, will increase because the cost to upgrade a customer's speed is generally minimal.

Many of our competitors rely on existing networks of copper lines owned by third parties. We believe these networks are facing increased demand from individuals and businesses for new services at a reasonable cost. Our management believes that elimination of reliance on third parties reduces our costs by eliminating the expense of payments to such third parties for labor costs associated with installation and costs of troubleshooting network problems. Further, we believe that capital expenditures associated with constructing our wireless network are substantially lower because we do not physically have to construct a wire network.

EMPLOYEES

We currently have 51 full-time employees. These individuals bring to the company expertise in various aspects of sales, engineering, customer service, finance and network operations. The majority of our employees are based in Orange County, California. We believe we have good relations with our employees, and none are covered by any collective bargaining agreement.

CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE LITIGATION REFORM ACT OF 1995

Certain matters discussed in this Prospectus are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Statements contained or incorporated by reference in this document that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Reform Act of 1995. Forward-looking statements may be identified by use of forward-looking terminology such as "believe,' "intends," "may," "will," "expects," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. Similarly, statements that describe our future plans, objectives or goals are forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including those described in the section captioned "Risk Factors" below.

OVERVIEW
--------

We are a networking solutions company which provides high speed Internet access using our own wireless network, dial-up Internet access, data center services and network consulting. Since April 1999 we have undertaken large-scale commercial operations and have developed a commercial customer base, a direct sales force and have expanded our wireless network. Our primary market is currently Orange County, California, where we operate our wireless network. Recently, we have also initiated operations in Los Angeles County, California. While we have experienced revenue growth since our inception, we have operated at a net loss, due primarily to our investment in expanding our network coverage, which is expected to continue. Management believes that our continued expansion will result in additional losses for the foreseeable future, due to our continued expansion efforts beyond the amount of revenues generated from our existing operations. We must fund these expansion efforts, for the foreseeable future, from the incurrence of debt and/or the sale of equity, and there can be no assurance that we will be able to access either debt or equity capitalization in sufficient amounts or on acceptable terms to continue to fund such expansion efforts (as further described below). We have received a letter from one of our existing investors indicating a willingness to provide certain additional debt and/or equity capitalization as may be determined between us from time to time as our financial needs arise. Depending upon the terms presented to us, we may or may not use all or any portion of such funding. If we were unable to access this capital, or any other capital for expansion, then the Company would be unable to continue its expansion as planned, and would remain essentially an Orange County, California network. Management has developed a cost reduction plan which could be implemented in such an event, and this plan would allow the Company to operate profitably, with little to no expansion or growth.

Revenues.  We  generate  revenues  primarily  through  the  sale of annuity-like
--------
service contracts with customers, the sale and installation of wireless networks, and network consulting. We recognize revenues when services are completed. We believe that growth in revenue will come from additional penetration in markets currently served by existing networks, expansion of complimentary product lines to existing and new customers, and geographic expansion using currently deployed technologies. We have spent, and intend to continue to spend, significant resources on these activities.

Cost  of  Sales.  Cost  of sales consists of third-party network usage and other
---------------
outsourced service costs, and the cost of roof rights. Third-party network costs are expensed in the period when services are rendered and are generally proportional to the number of customers. We do not currently anticipate that inflation will have a material impact on our results of operations.

Sales  and  Marketing.  Sales  and  marketing  expenses  include salaries, sales
---------------------
commissions, employee benefits, travel and related expenses for our direct sales force, fees paid to third-party sales agents, marketing and sales support functions. In an effort to increase our revenues, user base and brand awareness, we expect to increase significantly the amount of spending on sales and marketing over the next year. Marketing costs associated with increasing our user base, which to date have been minimal, are expensed in the period incurred.

General  and  Administrative.  General  and  administrative  expenses  include
----------------------------
salaries, employee benefits and expenses for our executive, finance, depreciation of network equipment, technical staff costs, legal, and human resources personnel. Investment in network equipment is related primarily to geographic network expansion and incremental customer installations, which result in increased depreciation expense in future periods. In addition, general and administrative expenses include fees for professional services and occupancy costs. We expect general and administrative expenses to increase in absolute dollars as we continue to expand our administrative infrastructure to support the anticipated growth of our business, including costs associated with being a public company.

LIQUIDITY  AND  CAPITAL  RESOURCES

Since Pacific Link's inception, it has financed its operations primarily through the private placement of equity securities, loans, leasing arrangements, cash-flow from operations and the merger completed with Worldwide Wireless in April 1999. As of March 31, 2000 cash reserves totaled $115,354 with total current assets of $1,364,455.

Our long-term debt was $1,251 as of that same date. Our current liabilities for that same date were $2,643,771, of which $1,144,912 accounts for the current portion of, our long term liabilities discussed above, and $1,206,042 is attributable to current accounts payable. We anticipate a reduction of approximately $17,567 in October 2000, due to the expiration of certain capital lease obligations. We have paid interest rates ranging from 15.5% to 32.5%, or an average of 21.7%, on such obligations as a new company without a credit history.

As of March 31, 2000, our principal commitments consisted of office, roof-rights payments, and equipment leases. Future minimum principal payments on notes payable were approximately $7,720. Future minimum lease payments were $42,910 with $40,887 through 2000 and $5,484 through 2001. Future minimum lease payments at March 31, 2000 were $30,551. Of that amount, capital lease payments due through the end of fiscal years 2000 and 2001 were $32,626 and $1,585, respectively, and operating lease payments due through the same periods were $283,836 and $283,836, respectively.

The consolidated cash flows show net cash used for our operating activities for the fiscal year ended December 31, 1999 was $865,302. Net cash used for operating activities consisted primarily of net operating losses and network asset purchases. Net cash provided by our financing activities was $2,029,671 during the same period. Net cash provided by financing activities was attributable to the sale of securities by Worldwide Wireless Networks prior to the merger in April 1999, and the sale of other debt and equity securities as described as in the Recent Transactions section below.

We expect to continue to incur significant capital expenditures in the future in our current market of Orange County, including additions and enhancements to our server and network infrastructure, software licenses and furniture, fixtures and equipment. The actual amount of capital expenditures will depend on the rate of growth in our user base and available resources, which is difficult to predict and which could change dramatically over time. Technological advances may also require us to make capital expenditures to develop or acquire new equipment or technology.

The Company's current business plan calls for us to launch wireless networks in San Diego, Santa Barbara and Ontario, California, and Honolulu, Hawaii during our current expansion phase. We have recently launched the Los Angeles Wireless network. We anticipate that during this expansion based upon our historical funding of expansion efforts, we will remain unprofitable in each market for at least 12 to 18 months after launch. We expect that we will require outside financing of at least $1,000,000 to $3,000,000 per location to establish and deploy our network in the areas mentioned above, in addition to any revenues generated from operations. We intend to explore the letter we received from one of our shareholders to determine if mutually agreeable terms can be reached whereby it would provide certain debt and/or equity capitalization to help finance our expansion efforts, and, even if acceptable terms can be negotiated, additional external funds will also have to be raised.

We have investigated the availability, source and terms for external debt financing and are exploring options which may be available to us. However, we cannot assure that we will be able to obtain such financing on terms agreeable to us. Also, the acquisition of funding through the issuance of debt could result in a substantial portion of our cash flows from operations being dedicated to the repayment of principal and interest on the indebtedness, and could render us more vulnerable to competitive and economic downturns.

Any future securities offerings will be effected through registered offerings, or in compliance with applicable exemptions under federal and state laws. The purchasers and manner of issuance will be determined according to our financial needs and the terms available. After determination of the availability of debt financing we may elect to offer securities and, accordingly, will determine the type of offering or the type or number of securities which we will offer at that time. However, we cannot assure that a future securities offering will be successful. We have no plans to make a public offering of our common stock at this time. We also note that each time if we issue more shares of our common stock our shareholders will experience dilution in the percentage of ownership of their common stock.

If we are unable to obtain sufficient additional funds on terms agreeable to us, we will suspend our expansion plans into new markets and will restructure our operations to rely on operating cash flow.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the Company's consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Any discussions of results, causes and trends should not be construed to imply any promise, certainty or likelihood that such results or trends will necessarily continue in the future.

PROPERTY

Our principal executive offices are located in the City of Orange, California, where we lease 8,728 square feet of office space with roof rights for antennas. We renewed the lease on March 30, 1999 and it will expire in 2004. The monthly rent ranges from approximately $16,583 in the first year to $18,329 in the fifth year. This office space is in good condition and satisfies our current space needs.

We also lease two office spaces in Irvine, California. One office space, located at 5 Park Place, is 1,062 square feet and houses our sales agents. This lease will expire in April of 2003, and requires a basic rent payment of $2,549 per month (which is subject to adjustments for the term of the lease). The other office space is located at 8001 Irvine Center Drive, and is subleased to a computer consulting company for the cost of the lease (which is approximately $4,021 per month). Recently, to facilitate our expansion into Los Angeles County, California, we opened a sales office there comprising 1,993 square feet, located at 5933 Century Boulevard, Los Angeles, CA. The lease for that office has a five-year term, expiring in March 2005. Monthly rent there is $2,889.85 for the first thirty months of the lease, escalating to $3,089.15 for the remainder of our lease term.

CERTAIN  RELATIONSHIPS  AND  RELATED  TRANSACTIONS

The Company has entered into Employment Agreements with Jack Tortorice and Charles C. Bream, III, who serve as the Company's Chairman of the Board of Directors and Chief Executive Officer, respectively. These agreements call for the Company to compensate Messrs. Tortorice and Bream with a combination of cash and stock, as described above (See: Executive Compensation").

Thomas Rotert, Esq., a Director of the Company, also serves as our Corporate Secretary and Treasurer. Mr. Rotert does not receive any compensation for serving in these capacities, however his law firm, Schumann & Associates, has been engaged by us to represent us as general legal counsel, for which they receive compensation in cash as well as options to purchase common stock of the Company under our 1999 Stock Option Plan. All stock to which Schumann &
Associates is entitled is purchasable at its trading price on the date exercised, and options are earned at the end of each month at the rate of 10,000 options per month of service.

Dennis Shen, who formerly served as a Director of the Company, resigned from that position in February 2000 (See "Executive Officers of the Registrant"). He has continued to provide services to the Company under a Consulting Agreement, for which he receives cash compensation equal to $50,000 per year, and will be responsible for, among other things, monitoring the Pacific Bridge Net and Global Bridge E Net ventures on behalf of the Company. (See: "Business: Product Development").

Sean LeMons, another founder of the Company and a holder of more than 5% of our outstanding stock, is an employee of the Company. His annual salary for FY1999 was $57,600.

MARKET  PRICE  OF THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our  common  stock is traded over-the-counter and quoted on the Over the Counter
(OTC) Electronic Bulletin Board under the symbol "WWWN". The following table represents the range of the high and low bid prices of our stock as reported by the NASDAQ Trading and Market Services for each fiscal quarter for the last two fiscal years ending December 31, 1998 and the nine month interim period ended September 30, 1999. Such quotations represent prices between dealers, may not include retail markups, markdowns, or commissions and may not necessarily represent actual transactions.

Year      Quarter            High       Low
----      ----------------  -------   -------
1997      Third Quarter      0.25     0.125
          Fourth Quarter     0.13     0.13
1998      First Quarter      0.125    0.10
1999      First Quarter      4.0      4.0
          Second Quarter     6.0      0.40625
          Third Quarter      4.75     2.875
          Fourth Quarter     4.00     2.50
2000      First Quarter      9.56     4.50
2000      Second Quarter     7.85     3.19

During 1997 and 1998 our market was sporadically and thinly traded. There was no trading activity during the second, third and fourth quarters of 1998. Trading activity increased in August of 1999. The price per share of companies situated similarly to WWWN have exhibited extreme volatility in response to company-specific information as well as general market conditions. Shareholders should consider the possibility of the loss of the entire value of their shares.

As of June 30, 2000, we had approximately 128 stockholders of record. Management controls 3,155,100 shares subject to convertible debentures, and controls 24.5% of our outstanding shares. We have 625,000 common shares subject to warrants and shares subject convertible to debentures and 7,558,160 common shares issued and subject to the resale limitations of Rule 144. We may have 50,000 to 700,000 common shares subject to options pending the resolution of a disputed options contract entered into by Pacific Link in September of 1998. (See, "Disputed Beneficial Ownership" page 29).

EXECUTIVE  COMPENSATION

The following table shows compensation of our executive officers for our last completed fiscal year.

SUMMARY  COMPENSATION  TABLE

ANNUAL  COMPENSATION
--------------------

                             Fiscal    Annual     Other
Name and Principal Position   Year   Salary ($)   Bonus   Compensation
---------------------------  ------  -----------  ------  -------------
Jack Tortorice                 1999  $   98,000   $    0  $           0
Chief Executive Officer
and Director

Charles C. Bream III           1999  $     0 (1)  $    0  $           0

Thomas Rotert                  1999  $        0   $    0  $           0
Secretary and Treasurer

(1) Mr. Bream's employment contract calls for an annual salary of $120,000 for fiscal year 2000.

COMPENSATION  OF  DIRECTORS
---------------------------

We do not have any standard arrangement for compensation of our directors for any services provided as director, including services for committee participation or for special assignments.

EMPLOYMENT  CONTRACTS
---------------------

On January 1, 1999, we amended our employment agreement with Mr. Tortorice. The agreement is for an initial term of five years, terminating on December 31, 2003. However, the agreement automatically renews for one year for the next four years after the initial term. Mr. Tortorice receives a salary of $150,000 per year. He has a $500 car allowance per month and will be reimbursed for expenses incurred on our behalf. We may terminate the agreement for cause, as defined in the agreement. Pursuant to the agreement, if we terminate the agreement we have agreed to buy back his original shares, 3,500 common shares, for $25 a share and we will distribute a pro rata share of profits to each of them. Mr. Tortorice may terminate the agreement by giving us 30 days notice.

On January 1, 2000, we entered into an employment agreement with Mr. Bream for an initial term of five years, terminating on December 31, 2004. Mr. Bream agreed to be employed as our President and Chief Operating Officer for an interim period of sixty (60) days after which time he will become our Chief Executive Officer for the remainder of the term of the contract. Mr. Bream receives a salary of $120,000 per year and stock options pursuant to our employee stock option plan for an aggregate of 580,000 common shares. Such options include the right to purchase 100,000 common shares with an exercise price of $3.00, which vest immediately, and the right to purchase 20,000 common shares each month for the first twenty-four months of employment. Worldwide Wireless may terminate Mr. Bream's employment with written notification with out cause and for cause, as defined in the agreement. Worldwide Wireless is obligated to pay a severance payment equal to six months of salary if termination is without cause. Mr. Bream may terminate the employment with thirty-days written notice.

1999  STOCK  OPTION  PLAN
-------------------------

On August 13, 1999, the Company established an Employee Stock Ownership Plan (the Plan). The Plan covers both current and prospective employees, consultants and directors. Executive officers and employees are covered under the Incentive Stock Option and consultants will be covered under the Nonstatutory Stock Option.

The exercise price for each option shall be established by the Company Board of Directors. The exercise price per share for an Incentive Stock Option can not be less than the fair market value of a share of stock on the effective grant date. The exercise price per share for a Nonstatutory Stock Option can not be less than 85% of the fair market value of a share of stock on the effective date of the option.

As of March 31, 2000, there are 515,127 options granted but none have yet vested. Per FASB 123, the Company recognized compensation when the options vest, therefore no compensation has been recorded for these options. No options are exercisable after the expiration of 10 years after the effective grant date. The maximum number of shares to be issued under the plan is 1,000,000. Additional grants to employees for tenure in the amount of 13,500 options have been earned but have not yet been issued.

CHANGES  IN  AND  DISAGREEMENTS  WITH  ACCOUNTANTS

We have had no change in, or disagreements with, our principal independent accountant during our last three fiscal years.

INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

Our Articles of Incorporation and bylaws provide for the indemnification of present and former directors and officers and each person who serves at our request as our officer or director. To the full extent of Nevada Revised Statutes Sections 78.7502 and 78.751 indemnification for a director is mandatory and indemnification for an officer, agent or employee is permissive. We will indemnify such individuals against all costs, expenses and liabilities reasonably incurred in a threatened, pending or completed action, suit or proceeding brought because such individual is our director or officer. Such individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, our best interest. In a criminal action he must not have had a reasonable cause to believe his conduct was unlawful. This right of indemnification shall not be exclusive of other rights the individual is entitled to as a matter of law or otherwise.

We will not indemnify an individual adjudged liable due to his negligence or willful misconduct toward us, adjudged liable to us, or if he improperly received personal benefit. Indemnification in a derivative action is limited to reasonable expenses incurred in connection with the proceeding. Also, we are authorized to purchase insurance on behalf of an individual for liabilities incurred whether or not we would have the power or obligation to indemnify him pursuant to our bylaws.

RECENT  SALES  OF  UNREGISTERED  SECURITIES

The following discussion describes all securities we have sold within the past three years without registration:

Subsequent to the close of the first quarter, 2000, we awarded 915 shares to Robert P. Kelly, Jr. and Mimi Grant, joint owners of Southern California
Technology Executive Network in compensation for its membership in that organization.

On May 15, 2000 we issued 100,000 restricted common shares to The Oxford Group, Inc. in consideration of Three Hundred Fifty Thousand Dollars ($350,000) in cash. The transaction was exempt pursuant to Section 3 and 4 of the Securities Act of 1933 and applicable state exemptions. These investors are Selling Stockholders in this Registration Statement.

On May 25, 2000, we issued 144,887 shares of common stock for cash of $500,000 at $3.45 per share, from a private investor on June 30, 2000. We subsequently recalled the shares and the $500,000 was rolled in to an agreement to sell $1,000,000 convertible debenture and warrants purchase agreement with AMRO International, S.A. and Trinity Capital Advisors, Inc. We will issue and sell to investors One Million Dollars ($1,000,000) of Convertible Debentures and
100,000 warrants. A condition of sale is that we must register the investor securities with the SEC. These investors are Selling Stockholders in this Registration Statement.

On June 1, 2000, the Company issued 20,157 shares of common stock to Schumann & Associates in consideration of legal and management services rendered between October 1999 and May 31, 2000, which were valued at $80,000. Schumann &
Associates  are  Selling  Stockholders  in  this  Registration  Statement

On June 1, 2000, the Company issued 25,000 shares of common stock for services valued at $82,344. The transaction was exempt pursuant to Section 3 and 4 of the Securities Act of 1933 and applicable state exemptions.

On June 14, 2000, the Company issued 5,000 shares of common stock for services valued at $16,469. The transaction was exempt pursuant to Section 3 and 4 of the Securities Act of 1933 and applicable state exemptions.

On June 19, 2000, we entered into a Private Equity line of Credit Agreement with Whitsend Investments Limited, one of the Selling Stockholders. The terms of the agreement allow for periodic draw downs of the funding at the discretion of the Company, the Investor is committed to purchasing up to Twenty Million Dollars ($20,000,000) of the Company's common stock. A condition to draw down is that the Company must register the investor securities with the SEC. These investors are Selling Stockholders in this Registration Statement.

On July 19, 2000 we issued 125,000 restricted common shares to Technology Equity Fund Corp. in consideration of Two Hundred Fifty Thousand Dollars ($250,000) in cash. The transaction was exempt pursuant to Section 3 and 4 of the Securities Act of 1933 and applicable state exemptions. These investors are Selling Stockholders in this Registration Statement.

In each of the private transactions above, we believe that each purchaser (i) was aware that the securities had not been registered under federal securities laws, (ii) acquired the securities for his/her/its own account for investment purposes of the federal securities laws, (iii) understood that the securities would need to be indefinitely held unless registered or an exemption from registration applied to a proposed disposition and (iv) was aware that the certificate representing the securities would bear a legend restricting its transfer. We believe that, in light of the foregoing, the sale of our securities to the respective acquirers did not constitute the sale of an unregistered security in violation of the federal securities laws and regulations by reason of the exemptions provided under Sections 3(b) and 4(2) of the Securities Act, and the rules and regulations promulgated thereunder.

COMPLIANCE  WITH  SECTION  16  OF  THE  SECURITIES  EXCHANGE  ACT  OF  1934

Section 16(a) of the Exchange Act requires the Company's directors and officers and persons who beneficially own more than ten percent of the Company's Common Stock to file with the Securities and Exchange Commission ("Commission") initial reports of ownership and reports of changes in ownership of Common Stock in the Company. Officers, directors and greater-than-ten percent shareholders are required by Commission regulation to furnish the Company with copies of all
Section 16(a) reports they filed. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representation that no other reports were required, during the fiscal year ended December 31, 1999, such persons complied with all Section 16(a) filing requirements.

                              FINANCIAL STATEMENTS

INDEX  TO  FINANCIAL  STATEMENTS

Worldwide Wireless Networks, Inc. Consolidated Financial Statements March 31, 2000, December 31, 1999 and December 31, 1998.


                                                                PAGE
              Independent Accountants Report                    45
              Consolidated Balance Sheets                       46-47
              Consolidated Statement of Operations              48
              Consolidated Statement of Stockholders Equity     49
              Consolidated Statement of Cash Flow               50-51
              Notes to Financial Statements                     51-61

                         Independent Accountants Report
                          CROUCH,  BIERWOLF & CHISHOLM
                          Certified Public Accountants
                          50 West Broadway, Suite 1130
                           Salt Lake City, Utah 84101
                              Office (801) 363-1175
                               Fax (801) 363-0615


                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders of Worldwide Wireless Networks, Inc. (formerly Pacific Link Internet, Inc.):

We have audited the accompanying consolidated balance sheets of Worldwide Wireless Networks, Inc. (formerly Pacific Link Internet, Inc.) as of December 31, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended and from inception on August 1, 1997 through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Worldwide Wireless Networks, Inc. (formerly Pacific Link Internet, Inc.) as of December 31, 1999 and 1998 and the results of its operations and cash flows for the years then ended and from inception on August 1, 1997 through December 31, 1997 in conformity with generally accepted accounting principles.


/s/  Crouch,  Bierwolf  &  Chisholm

Salt  Lake  City,  Utah
February  18,  2000

                               WORLDWIDE WIRELESS NETWORKS, INC.
                                  Consolidated Balance Sheets

ASSETS
------

                                                      March 31     December 31    December 31
                                                        2000          1999           1998
                                                     -----------  -------------  -------------
CURRENT ASSETS

      Cash and Cash Equivalents (Note 1)             $  115,354   $    136,311   $          -
      Accounts receivable (net of allowance for
      doubtful accounts of $35,000, $20,000, and
      $2,200 respectively                               542,551        165,091         29,340
       Other receivables (1999-employee advance)         20,258          3,000              -
       Inventory                                        634,025        129,861              -
       Prepaid Expenses                                  52,267         18,912              -
                                                     -----------  -------------  -------------

            Total Current Assets                      1,364,455        453,175         29,340
                                                     -----------  -------------  -------------

PROPERTY & EQUIPMENT (Note 1)

       Office equipment                                 175,728        103,231         28,833
       Leased equipment                                  61,315        177,653        209,751
       Machinery equipment                            1,271,938      1,109,524        226,878
                                                     -----------  -------------  -------------
                                                      1,508,981      1,390,408        465,462
                                                     -----------  -------------  -------------
              Less:
                 Accumulated depreciation - leased
                 Equipment                              (54,027)      (165,255)      (130,111)
                 Accumulated depreciation              (393,933)      (282,495)       (28,491)
                                                     -----------  -------------  -------------

                 Total Property & Equipment           1,061,021        942,658        306,860
                                                     -----------  -------------  -------------

OTHER ASSETS

       Investments (Note 1)                              36,885         36,885              -
       Deferred Charges (Note 1)                         17,202         21,984         10,428
       Deposits                                          61,546         36,197         15,184
                                                     -----------  -------------  -------------

       Total Other Assets                               115,633         95,066         25,612
                                                     -----------  -------------  -------------

             TOTAL ASSETS                            $2,541,109   $  1,490,899   $    361,812
                                                     ===========  =============  =============

The  accompanying  notes  are  an  integral  part  of these financial statements

                            WORLDWIDE WIRELESS NETWORKS, INC.
                          Consolidated Balance Sheets continued


LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

                                                 March 31     December 31    December 31
                                                   2000          1999           1998
                                               ------------  -------------  -------------
CURRENT LIABILITIES
    Bank overdrafts                            $         -   $          -   $      4,092
    Accounts Payable                             1,206,042        655,485        522,337
    Accrued expenses                               126,074         83,933              -
    Lines of credit (Note 6)                        86,545         89,323         98,471
    Unearned revenue (Note 1)                       80,198        102,356         23,542
    Current portion of long-term liabilities
   (Note 5)                                      1,144,912        665,355        102,517
                                               ------------  -------------  -------------

         Total Current Liabilities               2,643,771      1,596,452        750,959
                                               ------------  -------------  -------------

LONG TERM LIABILITIES (Note 5)

    Unearned Revenue (Note 1)                            -              -         17,948
    Notes payable (Note 5)                       1,046,722        562,245          9,277
    Notes payable - related party (Note 5)          75,000         75,000         31,300
    Capital lease obligations (Note 5)              24,441         30,340         88,190
    Less current portion                        (1,144,912)      (665,355)      (102,517)
                                               ------------  -------------  -------------

         Total long term Liabilities                 1,251          2,230         44,198
                                               ------------  -------------  -------------

TOTAL LIABILITIES                                2,645,022      1,598,682        795,157
                                               ------------  -------------  -------------

STOCKHOLDERS' EQUITY

    Common stock, 50,000,000 shares of 0.001
    par value authorized 1,799,988 and
    3,999,988 shares issued and outstanding         12,059         11,800          4,000
    Additional paid in capital                   2,453,503      1,915,345        101,145
    Retained earnings                           (2,569,475)    (2,034,928)      (483,676)
    Officer receivables                                  -              -        (54,814)
                                               ------------  -------------  -------------

       Total Stockholders' Equity                 (103,913)      (107,783)      (433,345)
                                               ------------  -------------  -------------

TOTAL LIABILITIES AND
STOCKHOLDERS EQUITY                            $ 2,541,109   $  1,490,899   $    361,812
                                               ============  =============  =============

The  accompanying  notes  are  an  integral  part  of these financial statements

                              WORLDWIDE WIRELESS NETWORKS, INC.
                            Consolidated Statements of Operations

                                             For the three    For the year     For the year
                                             months ended     ended            ended
                                             March 31         December  31,    December 31,
                                             2000             1999             1998
                                            ---------------  ---------------  --------------
SALES                                       $      912,972   $    1,980,203   $     841,841

COST OF GOODS SOLD                                 560,292          972,802         430,600
                                            ---------------  ---------------  --------------

GROSS PROFIT                                       352,680        1,007,401         411,241
                                            ---------------  ---------------  --------------

 OPERATING EXPENSES
   Bad Debt Expense                                                  40,317          94,861
   General and Administrative Expenses             706,513        1,877,133         455,126
   Sales Expense                                   162,432          616,022         158,592
                                            ---------------  ---------------  --------------

TOTAL OPERATING EXPENSES                           868,945        2,533,472         708,579
                                            ---------------  ---------------  --------------

OPERATING INCOME (LOSS)                           (516,265)      (1,526,071)       (297,338)
                                            ---------------  ---------------  --------------

OTHER INCOME AND (EXPENSES)
    Loss on investment                                              (13,115)              -
    Interest Expense                               (21,327)         (46,895)        (51,455)
    Miscellaneous Income                             3,045           34,829          19,410
                                            ---------------  ---------------  --------------
         Total Other Income and (Expenses)         (18,282)         (25,181)        (32,045)
                                            ---------------  ---------------  --------------

INCOME (LOSS) BEFORE INCOME TAXES                                (1,551,252)       (329,383)

PROVISION FOR INCOME TAXES (Note 1)                                       -             800
NET INCOME (LOSS)                           $     (534,547)      (1,551,252)       (330,183)
                                            ---------------  ---------------  --------------

NET INCOME (LOSS) PER SHARE                 $         (.04)  $        (0.16)  $        (.09)
                                            ===============  ===============  ==============

WEIGHTED AVERAGE NUMBER
OF COMMON SHARES                                12,055,889        9,716,655       3,679,994
                                            ===============  ===============  ==============

The  accompanying  notes  are  an  integral  part  of these financial statements

                            WORLDWIDE WIRELESS NETWORKS, INC.
                     Consolidated Statements of Stockholders' Equity

Stockholders' Equity
--------------------

                                                                Additional   Retained
                                          Common Stock          Paid in      Earnings
                                          Shares     Amount     Capital     (Deficit)
                                        ----------  ---------  -----------  ------------
Balance on December 31, 1997             3,360,000  $   3,360  $     (860)  $  (153,493)

Shares issued for cash                     639,988        640     102,005             -

Net income (loss) for the year                   -          -           -      (330,183)
ended December 31, 1998

                                        ----------  ---------  -----------  ------------
Balance on December 31, 1998             3,999,988      4,000     101,145      (483,676)

April 1, 1999 - Reverse acquisition      7,000,000      7,000      (7,000)            -
and reorganization adjustment

April 2, 1999 - Stock issued for cash      400,000        400     299,600             -
and services valued at $.75 per share

June 1999 Stock issued for cash at $5      200,000        200     999,800             -
per share

June 1999 Warrants issued for services           -          -     122,000             -

December 1999 - Stock issued for cash
at $2 per share                            200,000        200     399,800             -

Net income (loss) for year ended
December 31, 1999                                -          -           -    (1,551,252)
                                        ----------  ---------  -----------  ------------

Balance on December 31, 1999            11,799,988  $  11,800  $1,915,345   $(2,034,928)
                                        ==========  =========  ===========  ============

The  accompanying  notes  are  an  integral  part  of these financial statements

                                   WORLDWIDE WIRELESS NETWORKS, INC.
                                 Consolidated Statements of Cash Flows


                                                       For the three    For the year     For the year
                                                       months ended         ended           ended
                                                         March 31       December  31,    December 31,
                                                           2000             1999             1998
                                                      ---------------  ---------------  --------------
Cash Flows From Operating Activities
Net income (loss)                                     $     (534,547)  $   (1,551,252)  $    (330,183)
Adjustments to Reconcile Net Income (Loss) to
   Net Cash Used in Operating Activities:
      Depreciation & Amortization                            116,549          321,246          97,736
      Bad Debt                                                15,000                -          94,836
      Loss of Investment                                                       13,115               -
      Stock and warrants issued for services                                  322,000               -
      Shares issued for services                               5,417
      Shares issued for insurance policy                      33,000
 Change in Assets and Liabilities
 (Increase) Decrease in:
      Accounts Receivable                                   (131,936)        (135,751)        (17,401)
      Other Receivables                                      (17,258)          54,814         (39,486)
      Employee advance                                                         (3,000)              -
      Prepaid Expenses                                       (33,355)         (18,912)          3,263
      Deferred charges                                                        (11,556)        (10,428)
      Inventory                                             (504,164)        (129,861)              -
      Increase / (decrease) in current liabilities:
      Bank Overdraft                                               -           (4,092)          4,092
     Accounts Payable (+Accrued Expenses 2000)               592,698          133,148         336,665
     Accrued Expenses                                                          83,933               -
     Lines of Credit                                          (2,778)
     Unearned Revenue                                        (22,158)          60,866          41,490
                                                      ---------------  ---------------  --------------

  Net Cash Provided (Used) by                               (483,532)        (865,302)        180,584
  Operating Activities
                                                      ---------------  ---------------  --------------

 Cash Flows from Investing Activities
   Purchase of Property and Equipment                       (225,095)        (957,045)       (187,411)
   Cash paid for deposits                                    (25,349)         (21,013)         (6,113)
   Cash from deferred charges                                  4,782          (50,000)              -
                                                      ---------------  ---------------  --------------
  Net Cash Provided (Used) by                               (245,662)      (1,028,058)       (193,524)
  Investing Activities
                                                      ---------------  ---------------  --------------


                                      -50-

Cash Flows from Financing Activities
   Advances on line of credit                                                      98           3,860
   Cash paid on line of credit                                                 (9,246)              -
   Cash from sale of stock                                                    500,000          72,645
   Cash received from debt financing                         474,650          633,468               -
   Principal payments on long-term debt                       (5,889)         (94,649)        (64,519)
   Cash received in merger with Worldwide                                   1,000,000               -
   Shares issued for cash                                    500,000
                                                      ---------------  ---------------  --------------

Net Cash Provided(Used) by Financing Activities              968,761        2,029,671          11,986
                                                      ---------------  ---------------  --------------

Net Increase(Decrease) in Cash and Cash Equivalents          239,567          136,311            (954)

                                                      ---------------  ---------------  --------------

Cash and Cash Equivalents at Beginning of Period             136,311                -             954
                                                      ---------------  ---------------  --------------

Cash and Cash Equivalents at End of Period            $      375,878   $      136,311               -
                                                      ===============  ===============  ==============

Supplemental Cash Flow Information
    Cash paid for interest                                             $       28,119   $      61,725
    Cash paid for income taxes                                                      -               -
 Non-cash financing translation:
    Purchase of equipment with lease obligations                                    -   $      24,784
    Stock and warrants issued for services                             $      322,000               -

The  accompanying  notes  are  an  integral  part  of these financial statements


                        WORLDWIDE WIRELESS NETWORKS, INC.
                          Notes to Financial Statements


NOTE  1  -  Summary  of  Significant  Accounting  Policies

     a.     Organization

     The audited financial statements presented for December 31, 1999 and 1998, are those of Worldwide Wireless Networks, Inc. (formerly Pacific Link Internet, Inc.) (The Company). The Company was incorporated under the laws of the State of California on September 22, 1997, however operations began on August 1, 1997. The Company provides wireless internet access to business and individuals. The Company's headquarters are located in Orange, California.

                        WORLDWIDE WIRELESS NETWORKS, INC.


     On April 1, 1999, the Company merged with Worldwide Wireless Networks, Inc. (Worldwide) a public company with no operations, and assumed the name of Worldwide Wireless Networks, Inc. Pursuant to the merger, Pacific Link ceased to exist and Worldwide became the surviving corporation. Worldwide was organized in the State of Nevada on June 10, 1992. Worldwide recently raised $1,000,000 in anticipation of the merger, and provided this as the only asset to the newly combined organization. The merger, was treated as a reverse merger for accounting purposes, therefore the December 31, 1999 period is consolidated and the December 31, 1998 is that of the accounting acquirer (Pacific Link Internet, Inc.) only.

     b.     Recognition  of  Revenue  Deferred  Chares,  Unearned  Revenue

     The Company recognizes income and expense on the accrual basis of accounting. During 1998 and 1999, the Company entered into various sales agreements whereby, a third party financial institution pays a factored sales amount to the Company for sales contracts received from customers with terms of 1 to 3 years. The Company has deferred the revenue on these contracts to be recognized over the time of the contract. Unearned revenue has been established on the books in order to defer the revenues received from the third party on these contracts. The corresponding factoring fee has been deferred as an asset called "deferred charges" and is also recognized over the life of the contract. All other sales are recorded when the services are completed.

     c.     Earnings  (Loss)  Per  Share

     The computation of earnings per share of common stock is based on the weighted average number of shares outstanding at the date of the financial statements. The 1998 and 1997 weighted average shares have been retroactively restated for the stock split treatment of the reverse merger for comparability purposes. Fully diluted earnings per share has not been presented, because the earnings per share is the same. Warrants to purchase 400,000 common shares and employee stock options have been eliminated in the fully diluted earnings per share due to their anti-dilutive effect.

     d.     Provision  for  Income  Taxes

     No provision for income taxes has been recorded due to net operating loss carryforwards totaling approximately $2,035,000 that will be offset against future taxable income. These NOL carryforwards begin to expire in the year 2013. No tax benefit has been reported in the financial statements because the Company has yet to generate taxable income.

     Deferred tax assets and the valuation account is as follows at December 31, 1999 and 1999:

                                 1999        1998
                               ----------  ----------
          Deferred tax asset:
             NOL carryforward  $ 691,000   $ 163,000
          Valuation allowance   (691,000)   (163,000)
                               ----------  ----------
          Total                $       -   $       -
                               ==========  ==========

                        WORLDWIDE WIRELESS NETWORKS, INC.


     e.     Cash  and  Cash  Equivalents

     The Company considers all highly liquid investments with maturities of three months or less to be cash equivalents.

     f.     Property  and  Equipment

     Expenditures for property and equipment and for renewals and betterments, which extend the originally estimated economic life of assets or convert the assets to a new use, are capitalized at cost. Expenditures for maintenance, repairs and other renewals of items are charged to expense. When items are disposed of, the cost and accumulated depreciation are eliminated from the accounts, and any gain or loss is included in the results of operations. Assets are reviewed by management annually for impairment and are written down to fair market value if impairment exists.

     The provision for depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Useful lives of assets are as follows: Computer and wireless network equipment - 3 years; DSL equipment - 1 year; Furniture and fixtures - 7 years; Office equipment - 5 years. Depreciation expense for the period ended December 31, 1999, 1998 is $321,246 and $97,736, respectively.

NOTE  2  -  Related  Party  Transactions

     During 1999, the Company paid $16,300 to a shareholder for a note payable which was outstanding from December 31, 1998.

     During 1999, the Company paid $15,000 to a shareholder for a note payable which was outstanding from December 31, 1997.

     During 1999, the Company received $75,000 from a shareholder for a note payable. As of December 31, 999, the balance due is $75,000.

NOTE  3  -  Investment

     In April 1999, the Company entered into an agreement with Bridge Technology, Inc., wherein the Company contributed $50,000 for a 20% interest in Pacific Bridge Net (PBN). In addition to the capital contribution, the Company was to provide consulting services to PBN for $50,000.

     As of December 31, 1999, the investment has been reduced from $50,000 to $36,885 due to the Company's 20% share of the $65,575 loss reported by PBN. The Company uses the equity method of accounting for this investment.

NOTE  4  -  Long-Term  Liabilities

                        WORLDWIDE WIRELESS NETWORKS, INC.


     Long Term Liabilities are detailed in the following schedules as of December 31, 1999 and 1998:

Notes payable is detailed as follows:                          1999     1998
                                                             --------  -------
Note payable to an individual, payments due monthly of
500 through July 2000, bears interest at 7%, secured by
equipment and other assets.                                     3,777    9,277

Note payable to a corporation, payments due monthly of 5,457 until paid in full, bears interest at 12%, unsecured
note                                                           58,468        -

Note payable to a corporation, no monthly payment,
matures March 2000, bears interest at 11%, guaranteed by
an officer of the Company and secured by business assets
                                                              500,000        -
                                                             --------  -------

Total Notes Payable                                          $562,245  $ 9,277
                                                             --------  -------


Notes payable related party is detailed as follows:
Note payable to a shareholder, non interest bearing, due
upon demand, unsecured note                                  $      -  $15,000

Note payable to a shareholder, non interest bearing, due
upon demand, unsecured note                                         -   16,300

Note payable to a shareholder, no monthly payment,                           -
payable on demand, bears interest at 10%, unsecured note       25,000

Note payable to a shareholder, no monthly payment,
payable on demand, bears interest at 10%, unsecured note       50,000        -
                                                             --------  -------

Total notes payable - related party                          $ 75,000  $31,300
                                                             --------  -------

Capital  lease obligations are detailed in the following schedule as of December
31,  1999  and  1998:


                                      -54-

                        WORLDWIDE WIRELESS NETWORKS, INC.


                                                               1999     1998
                                                             --------  --------
Capital lease obligation to a corporation for antenna
equipment, lease payments due monthly of $710 through
January 2001, bears interest at 19.7% secured by antenna
equipment.                                                   $  8,815  $ 13,790

Capital lease obligation to a corporation for wireless
equipment, lease payments due monthly of $175 through
May 2001, bears interest at 18%, secured by wireless
equipment.                                                      2,743     4,091

Capital lease obligation to a corporation for wireless
equipment, lease payments due monthly of $1,244
through October 2000, bears interest at 15.5%, secured by
wireless equipment.                                            17,567    23,689

Capital lease obligation to a corporation for equipment,
lease payments due monthly of $1,248 through December
1999, bears interest of 32.5%, secured by equipment.            1,215    12,644

Capital lease obligation to a corporation for equipment,
lease payments due monthly of $841 through October
1999, bears interest of 17%, secured by equipment.                  -     7,792

Capital lease obligation to a corporation for equipment,
lease payments due monthly of $721 through January
2000, bears interest at 19.4%, secured by equipment.                -     8,388



Capital lease obligation to a corporation for equipment,
lease payments due monthly of $545 through August
1999, bears interest of 19.2%, secured by equipment.                -     3,582

Capital lease obligation to a corporation for equipment,
lease payments due monthly of $997 through December
1999, bears interest at 24.1%, secured by equipment.                -    10,532

Capital lease obligation to a corporation for equipment,
lease payments due monthly of $680 through January
1999, bears interest at 24.1%, secured by equipment.                -       667

Capital lease obligations to a corporation for equipment,
lease payments due monthly of $338 through July 1999,
bears interest at 19.1%, secured by equipment.                      -     2,219

Capital lease obligation to a corporation for equipment,
lease payments due monthly of $205 through April 1999,
bears interest at 15.2%, secured by equipment.                      -       796
                                                             --------  --------

Total Lease Obligations                                        30,340    88,190
                                                             --------  --------


                                      -55-

                        WORLDWIDE WIRELESS NETWORKS, INC.


Total long term liabilities                                   667,585   128,767

Less current portion of:
     Notes payable                                            562,245     5,526
     Notes payable - related party                             75,000    31,300
     Capital lease obligations                                 28,110    65,691
                                                             --------  --------

Total current portion                                         665,355   102,517
                                                             --------  --------

Net Long Term Liabilities                                    $  2,230  $ 26,250
                                                             ========  ========

Future  minimum  principal  payments on notes payable are as follows at December
31,  1999:

          2000                                                           637,245
                                                             -------------------

          Total notes payable                                        $   637,245
                                                             ===================

Future  minimum  lease  payments  are  as  follows  at  December  31,  1999:

          2000                                                            32,626
          2001                                                             1,585
                                                             -------------------

          Less portion representing interest                               3,871
                                                             -------------------

          Total                                                      $    30,340
                                                             ===================

NOTE  5  -  Lines  of  Credit

     The Company has three lines of credit with three banks with total credit of $106,000. The average interest rate is 11.75%. The balances due at December
31,  1999  and  1998  were  $89,323  and  $98,741,  respectively.

NOTE  6  -  Use  of  Estimates  in  the  Preparation  of  Financial  Statements

     The  preparation  of  financial  statements  in  conformity  with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. In these financial statements, assets, liabilities, revenues and expenses involve reliance on management's estimates. Actual results could differ form those estimates.

NOTE  7  -  Commitments  and  Contingencies

                        WORLDWIDE WIRELESS NETWORKS, INC.


     The Company has an operating lease for office space. Monthly lease payments are due of $2,549 for sixty months starting May 1, 1998 and ending April 30, 2003.

     The Company has an operating lease for antenna space on a roof. The agreement calls for monthly payments of $350 the first six months, $450 the next six months, and $500 for the remaining 48 months of the sixty-month contract.
The  lease  began  on  September  15,  1998  and  ends  on  August  31,  2003.

     The Company has an operating lease for office space. Monthly lease payments are due of $4,021 for sixty months starting October 15, 1998 and ending September 30, 2003.

     The Company has an operating lease for office space. Monthly lease payments are due of $10,083 and the lease expires in March 2004.

     The Company has an operating lease for roof space. Monthly lease payments due of $250 for sixty months starting September 15, 1998 and ending August 31, 2003.

     The Company has an operating lease for roof space. Monthly lease payments are due of $300 for sixty months starting November 16, 1998 and ending October 31, 2003.

     The Company has an operating lease for roof space that could potentially secure up to three antennas. The agreement calls for minimum monthly payments for the initial antenna of $1,000 the first twelve months, $1,050 the next twelve months, $1,103 the following twelve months, $1,158 the next twelve months, and $1,216 for the remaining twelve months of the sixty-month contract. Each additional antenna (limit of three total) will require monthly payments of $750 the first twelve months, $788 the next twelve months, $827 the following twelve months, $868 the next twelve months, and $912 the remaining twelve months. The lease began on October 1, 1998 and ends on September 30, 2003.

     The company has an operating lease for roof space. Monthly lease payments are due of $1,300 for use of a one directional antenna or $1,300 for use of a four directional antenna for sixty months starting October 1, 1998 and ending September 30, 2003.

     The Company has an operating lease for roof space. Monthly lease payments are due of $250 for thirty-six months starting December 2, 1998 and ending November 30, 2001.

     The Company has an operating lease for roof space. Monthly lease payments are due of $200 for thirty-six months starting August 1, 1999 and ending July 31, 2002.

     The Company has an operating lease for roof space. Monthly lease payments are due of $300 for thirty-six months starting April 1, 1999 and ending March 31, 2004.

                        WORLDWIDE WIRELESS NETWORKS, INC.


     Future minimum operating lease payments are as follows at December 31, 1999:

                  2000                   $  264,836
                  2001                      265,473
                  2002                      263,134
                  2003                      216,578
                  2004                       33,153
                                         ----------

                       TOTAL             $1,043,174
                                         ==========

     The Company is obligated under employment contracts to officers of the Company through December 31, 2003, for $110,000 total compensation per year.

     The Company has an investor group committed to providing capital for the Company's continued expansion and operations. If this funding source did not provide the necessary capital needed, the Company would need to find additional sources of funding, or cut back on the expansion process to maintain operations.

NOTE  8  -  Employee  Stock  Option  Plan

     On August 13, 1999, the Company established an Employee Stock Ownership Plan (the Plan). The Plan covers both current and prospective employees, consultants and directors. Employees will be covered under the Incentive Stock Option and consultants will be covered under the Nonstatutory Stock Option.

     The exercise price of each option shall be established by the Company Board of Directors. The exercise price per share for an Incentive Stock Option can not be less than the fair market value of a share of stock on the effective grant date. The exercise price per share for a Nonstatutory Stock Option can not be less than 85% of the fair market value of a share of stock on the effective date of the option.

     As of December 31, 1999, there are 326,175 options granted but none have yet vested. Per FASB 123, the Company recognized compensation when the options vest, therefore no compensation has been recorded for these options. No options are exercisable after the expiration of 10 years after the effective grant date. The maximum number of shares to be issued under the plan is 1,000,000.

     During 1999, 2,895 options vested for employees prior to termination. No options were exercised and the Company recorded no compensation due to the immaterial amount of these vested options.

NOTE  9  -  Reverse  Acquisition  and  Reorganization

                        WORLDWIDE WIRELESS NETWORKS, INC.


     Effective April 1, 1999, Pacific Link Internet, Inc. (Pacific) (a private company) was acquired by Worldwide Wireless Internet, Inc. (Worldwide) (a public company). Worldwide issued 7,000,000 shares to the shareholders of Pacific in exchange for all shares of Pacific, thus making it a wholly owned subsidiary of Worldwide. The agreement provides for the acquisition to be treated as a reverse acquisition, thus making Pacific the accounting survivor. Because the historical financial information in these financial statements prior to the reverse acquisition (April 1, 1999) is that of the accounting acquirer (Pacific), a forward stock split of 8 for 1 has been retroactively applied to show the effects of the reverse merger. The management of Worldwide resigned and the management and board of Pacific filled the vacancy.

NOTE  10  -  Warrants

     In June 1999, the Company issued warrants to purchase common stock at various prices for services. The fair value of the warrants were determined using the Black-Scholes option pricing model with the following assumptions: risk free interest rate of 7%; warrant life of 5 years; volatility of 25% with no dividend yield. The Company recorded expenses of $122,000 in connection with the warrant issuance. No warrants were exercised at December 31, 1999 and the following are outstanding:

                    Warrants         Exercise  Price
                    ----------       ---------------
                    100,000          $3.00 per share
                    100,000          $4.00 per share
                    200,000          $5.00 per share
                    ---------
                    400,000
                    =========

NOTE  11  -  Subsequent  Events

     On February 10, 2000, the Company entered an agreement to acquire all outstanding stock of Tarrab Capital Group, a Nevada corporation, with the issuance of 5,000 shares of the Company. Tarrab is an inactive public company with no assets and no revenues or operations for the year ended December 31, 1999.

NOTE  12  -  Stockholders'  Equity  Transactions

     During 1998, the Company issued 638,988 shares of common stock at $.16 per share for cash.

     On April 1, 1999, the Company issued 7,000,000 shares in the reverse merger acquisition with Pacific Link Internet (See Note 10).

     On April 2, 1999, the Company issued 400,000 shares of common stock for cash of $100,000 and services valued at $200,000.

     In June of 1999, the Company issued 200,000 shares for $1,000,000 in cash at $5 per share.

                        WORLDWIDE WIRELESS NETWORKS, INC.


     In June 1999, the Company issued warrants to purchase stock at 3.00, 4.00 and 5.00 per share, valued at $122,000 (See Note 11).

     In December 1999, the Company issued 200,000 shares of common stock for cash of $400,000, at $2 per share, from a private investor.

NOTE  13  -  Prior  Period  Restatement

     Accounts receivable - related party was reclassified as a contra equity account for the period ended December 31, 1998, to confirm to SEC regulations for officers receivables. Assets decreased by $54,814 and Equity decreased the same amount for this restatement.

--------------------------------------------------------------------------------

NOTES  TO  FINANCIAL  STATEMENTS

          Worldwide Wireless Networks, Inc. (the "Company") has elected to omit substantially all footnotes to the financial statements for the three months ended March 31, 2000, since there have been no material changes (other than indicated in other footnotes) to the information previously reported by the Company in their Annual Report filed on Form 10-KSB for the Fiscal year ended December 31, 1999.

UNAUDITED  INFORMATION

          The information furnished herein was taken from the books and records of the Company without audit. However, such information reflects all adjustments which are, in the opinion of management, necessary to properly reflect the results of the period presented. The information presented is not necessarily indicative of the results from operations expected for the full fiscal year.

SIGNATURES

In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Worldwide  Wireless  Networks,  Inc.
------------------------------------
  (Registrant)

By:  /s/  Charles  C.  Bream,  III,  President
     -----------------------------------------
  (Signature  and  Title)

July  31,  2000
Date

                        WORLDWIDE WIRELESS NETWORKS, INC.


In accordance with the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the Registrant, in the capacities and on the date indicated.

SIGNATURE                      TITLE                            DATE
--------------------------------------------------------------------------------
/s/ Jack Tortorice             Director and Chief Executive     July 13, 2000
Jack Tortorice                 Officer
/s/ Charles C. Bream, III      President, Chief Operating       July 13, 2000
Charles C. Bream, III          Officer
/s/ Thomas Rotert              Director                         April 13, 2000
Thomas Rotert

                 CONSENT  OF  INDEPENDENT  PUBLIC  ACCOUNTANTS



     We hereby consent to the use of our report, dated May 10, 2000, in this registration statement on Form SB-2 for Worldwide Wireless Networks, Inc.




Crouch,  Bierwolf  &  Chisholm
Salt  Lake  City,  Utah
July  31,  2000

                        WORLDWIDE WIRELESS NETWORKS, INC.

INDEX  TO  AND  DESCRIPTION  OF  EXHIBITS

Exhibit
Number     Description                                             Location
1.1        Agreement  and  Plan  of  Merger  between               Filed  Feb. _, 2000
           Worldwide Wireless  and  Tarrab  Capital  Group

1.2        Certificate  of  Merger  Certificate  of  Merger        Filed Feb. _, 2000
           between Worldwide Wireless and Tarrab Capital Group

2.1        Articles of Incorporation of Second Investors Group,    Filed Nov. 8, 1999
           dated  June  10,  1992

2.2        Certificate of Amendment to Articles of Incorporation,  Filed Nov. 8, 1999
           filed  June  19,  1998

2.3        Certificate of Amendment to Articles of Incorporation   Filed Nov. 8, 1999
           filed  March  5,  1999

2.4        Articles  of  Merger  filed  April  9,  1999            Filed Nov. 8, 1999


2.5        Amended and Restated Bylaws of Worldwide Wireless       Filed Nov. 8, 1999


6.1        Lease  Agreement between Worldwide Wireless and         Filed Nov. 8, 1999
           NL-Orange,  LP  dated  March  30,  1999

6.2        Consultant Agreement between Worldwide Wireless         Filed Nov. 8, 1999
           and Columbia Financial Group, dated June 1, 1999

6.3        Form  of  Employment  Agreement                         Filed Nov. 8, 1999


6.4        Microwave  radio  status  license  call sign WP0T648    Filed Nov. 8, 1999
           between Worldwide Wireless  and  the  FCC,  dated
           July  7,  1999

6.5        Microwave  radio status license call sign WP0T649       Filed Nov. 8, 1999
           between Worldwide Wireless and the  FCC,  dated
           July  7,  1999


                                      -63-

                        WORLDWIDE WIRELESS NETWORKS, INC.


6.6        Agreement  between  Bridge Technology, Inc. and         Filed Nov. 8, 1999
           Worldwide  Wireless,  dated  May  20,  1999.

6.7        Purchase  Agreement  between Adaptive Broadband         Filed Nov. 8, 1999
           Corporation  and  Worldwide  Wireless,
           dated  October  27,  1999

8.1        Agreement  and Plan of Merger between Worldwide         Filed Nov. 8, 1999
           Wireless  and  Pacific  Link  Internet,  Inc.,
           dated  March  31,  1999

10.1       Letter  of  Intent  dated  May 8, 2000  between         Filed Apr. 15, 2000
           Worldwide  Wireless  and  1st  Universe  Internet

10.2       Private  Equity  Line  of  Credit  Agreement            See  attached

10.3       Registration  Rights  Agreement                         See  attached

10.4       Escrow  Agreement  dated  June  19,  2000               See  attached

10.5       Put Notice/Compliance Certificate                       See  attached

10.6       Stock Purchase Warrant                                  See  attached

10.7       Opinion  of  Feldhake,  August  &  Roquemore            See  attached
           dated  June  19,  2000

10.8       Convertible  Debenture  and  Warrants  Purchase         See  attached
           Agreement

10.9       7%  Convertible  Debenture                              See  attached

10.10      Registration  Rights  Agreement                         See  attached

10.11      Escrow  Agreement  dated  June  30,  2000               See  attached

10.12      Stock Purchase Warrant                                  See  attached

10.13      Opinion  of  Feldhake,  August  &  Roquemore            See  attached
           dated  July 10,  2000

10.14      Instructions  to  Transfer  Agent                       See  attached

22.1       Subsidiaries  of the Registrant                         Filed Nov. 8, 1999

27.1       Financial  Data  Schedule                               See attached


                                      -64-

                        WORLDWIDE WIRELESS NETWORKS, INC.


99.1       Press  release issued by Worldwide Wireless and         Filed Apr. 15, 2000
           announcing  the  purchase  of  the  assets  of
           1st  Universe  Internet

99.2       Resolution  of  the  Board  of  Directors  of           See  attached
           Worldwide  Wireless  dated  July  19,  2000
           authorizing  the  issuance  of  shares  to
           Technology  Equity  Fund  Corporation

99.3       Resolution  of  the  Board  of  Directors  of           See  attached
           Worldwide  Wireless  dated  May  15,  2000
           authorizing  the  issuance  of  shares  to
           The  Oxford  Group

99.4       Resolution  of  the  Board  of  Directors  of           See  attached
           Worldwide  Wireless  dated  June  1,  2000
           authorizing  the  issuance  of  shares  to
           Schumann  &  Associates